Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and between

FIRST COMMONWEALTH FINANCIAL CORPORATION

and

DCB FINANCIAL CORP

Dated as of October 2, 2016

TABLE OF CONTENTS

ARTICLE I.
THE MERGER		1

1.1.	The Merger	1
1.2.	Effective Time	2
1.3.	Effects of the Merger	2
1.4.	Closing	2
1.5.	Certificate of Incorporation and Bylaws; Principal Office	2
1.6.	Directors of the Surviving Corporation	2
1.7.	Officers of the Surviving Corporation	2
1.8.	Tax Consequences	2
1.9.	Bank Merger.	3
1.10.	Additional Actions	3
1.11.	Consent of Surviving Corporation	3
1.12.	Statutory Agent	3

ARTICLE II.
MERGER CONSIDERATION; EXCHANGE PROCEDURES		3

2.1.	Merger Consideration	3
2.2.	Rights as Shareholders; Stock Transfers	4
2.3.	Fractional Shares	4
2.4.	Dissenters Rights	4
2.5.	Election	5
2.6.	Diversity of Payments	5
2.7.	Exchange Procedures.	6
2.8.	Anti-Dilution Provisions	8
2.9.	Equity Based Awards	8
2.10.	Reservation of Right to Revise Structure	9

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY		9

3.1.	Making of Representations and Warranties	9
3.2.	Organization, Standing and Authority	9
3.3.	Capitalization.	10
3.4.	Subsidiaries.	10
3.5.	Corporate Power	11
3.6.	Corporate Authority	11

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3.7.	Non-Contravention.	11
3.8.	Articles of Incorporation; Code of Regulations; Corporate Records	12
3.9.	Compliance with Laws	12
3.10.	Litigation; Regulatory Action.	13
3.11.	SEC Documents; Financial Reports and Regulatory Reports.	14
3.12.	Absence of Certain Changes or Events	15
3.13.	Taxes and Tax Returns	15
3.14.	Employee Benefit Plans.	18
3.15.	Labor Matters.	20
3.16.	Insurance	21
3.17.	Environmental Matters.	21
3.18.	Intellectual Property	22
3.19.	Material Agreements; Defaults.	24
3.20.	Property and Leases.	25
3.21.	Inapplicability of Takeover Laws	26
3.22.	Regulatory Capitalization	26
3.23.	Loans; Nonperforming and Classified Assets.	26
3.24.	Investment Securities	27
3.25.	Investment Management and Related Activities	27
3.26.	Derivative Transactions	27
3.27.	Repurchase Agreements	27
3.28.	Deposit Insurance	27
3.29.	CRA, Anti-money Laundering and Customer Information Security	28
3.30.	Transactions with Affiliates	28
3.31.	Brokers; Fairness Opinion	28
3.32.	No Other Representations or Warranties	29

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF BUYER		29

4.1.	Making of Representations and Warranties	29
4.2.	Organization, Standing and Authority	29
4.3.	Capitalization	29
4.4.	Corporate Power	29
4.5.	Corporate Authority	30
4.6.	Non-Contravention.	30
4.7.	Articles of Incorporation; Bylaws	30

4.8.	Compliance with Laws	30
4.9.	Litigation; Regulatory Action.	31
4.10.	SEC Documents; Financial Reports; and Regulatory Reports.	32
4.11.	Absence of Certain Changes or Events	33
4.12.	Taxes	33
4.13.	Employee Benefit Plans.	34
4.14.	Regulatory Capitalization	34
4.15.	Brokers	34
4.16.	Inapplicability of Takeover Laws	34
4.17.	Deposit Insurance	34
4.18.	No Other Representations or Warranties	34

ARTICLE V.
COVENANTS RELATING TO CONDUCT OF BUSINESS		35

5.1.	Company Forbearances	35
5.2.	Buyer Forbearances	38

ARTICLE VI.
ADDITIONAL AGREEMENTS		39

6.1.	Shareholder Approval.	39
6.2.	Registration Statement.	39
6.3.	Press Releases	40
6.4.	Access; Information.	40
6.5.	No Solicitation.	41
6.6.	Takeover Laws	43
6.7.	Shares Listed	43
6.8.	Regulatory Applications; Filings; Consents	44
6.9.	Indemnification; Directors’ and Officers’ Insurance.	44
6.10.	Employees and Benefit Plans.	45
6.11.	Notification of Certain Matters	47
6.12.	Financial Statements and Other Current Information	47
6.13.	Confidentiality Agreement	47
6.14.	Certain Tax Matters	47
6.15.	Certain Litigation	47
6.16.	Classified Loans	48
6.17.	Charitable Commitments	48

ARTICLE VII.
CONDITIONS TO CONSUMMATION OF THE MERGER		48

7.1.	Conditions to Each Party’s Obligations to Effect the Merger	48
7.2.	Conditions to the Obligations of Buyer	48
7.3.	Conditions to the Obligations of the Company	49

ARTICLE VIII.
TERMINATION		50

8.1.	Termination	50
8.2.	Effect of Termination and Abandonment.	52

ARTICLE IX.
MISCELLANEOUS		53

9.1.	Standard	53
9.2.	Survival	53
9.3.	Certain Definitions.	54
9.4.	Waiver; Amendment	59
9.5.	Expenses	59
9.6.	Notices	59
9.7.	Understanding; No Third Party Beneficiaries	60
9.8.	Assignability; Binding Effect	60
9.9.	Headings; Interpretation	61
9.10.	Counterparts	61
9.11.	Governing Law	61
9.12.	Specific Performance	61

AGREEMENT AND PLAN OF MERGER, dated as of October 2, 2016 (this “Agreement”), by and between First Commonwealth Financial Corporation, a Pennsylvania corporation (“Buyer”), and DCB Financial Corp, an Ohio corporation (the “Company”).

RECITALS

WHEREAS, the respective Boards of Directors of Buyer and the Company have determined that it is in the best interests of their respective corporations and shareholders to enter into this Agreement and to consummate the strategic business combination provided for herein, pursuant to which, subject to the terms and conditions set forth herein, the Company will merge with and into Buyer, with Buyer being the surviving corporation and continuing its corporate existence under the laws of the Commonwealth of Pennsylvania (the “Merger”);

WHEREAS, after the Effective Time of the Merger, on a date selected by Buyer, Delaware County Bank and Trust Company (the “Company Bank”) will merge with and into First Commonwealth Bank (the “Buyer Bank”), with Buyer Bank continuing as the surviving entity;

WHEREAS, as a condition to the willingness of Buyer to enter into this Agreement, each of the directors and certain executive officers of Company and certain of their related entities has entered into a Voting Agreement, substantially in the form of Exhibit A hereto, dated as of the date hereof, with Buyer (the “Company Voting Agreements”), pursuant to which each such director, executive officer and entity has agreed, among other things, to vote all shares of common stock of Company owned by such person and their related entities in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in the Company Voting Agreements;

WHEREAS, the parties intend the Merger to qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and 1.368-2(g) of the Treasury Regulations promulgated thereunder; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I.
THE MERGER

1.1.          The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Pennsylvania Business Corporation Law (the “PBCL”) and the Ohio General Corporation Law (the “OGCL”), and in reliance upon the representations, warranties and covenants set forth herein, at the Effective Time, the Company shall merge with and into Buyer, the separate corporate existence of the Company shall cease and Buyer shall survive and continue its corporate existence under its Amended and Restated Articles of Incorporation, Amended and Restated Bylaws and the laws of the Commonwealth of Pennsylvania (Buyer, as the surviving corporation in the Merger, being sometimes referred to herein as the “Surviving Corporation”).

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1.2.          Effective Time. On the Closing Date, as promptly as practicable after all of the conditions set forth in Article VII shall have been satisfied or, if permissible, waived by the party entitled to the benefit of the same, Buyer and the Company shall (a) execute and file with the Department of State of the Commonwealth of Pennsylvania Articles of Merger in a form reasonably satisfactory to Buyer and the Company, in accordance with the PBCL, and (b) execute and file with the Secretary of State of the State of Ohio a certificate of merger in a form reasonably satisfactory to Buyer and the Company, in accordance with the OGCL. The Merger shall become effective on the date of such filings at the time specified therein (the “Effective Time”).

1.3.          Effects of the Merger. At the Effective Time, the effect of the Merger shall be as provided herein and as provided in the applicable provisions of the PBCL and the OGCL.

1.4.          Closing. The transactions contemplated by this Agreement shall be consummated at a closing (the “Closing”) that will take place remotely via electronic exchange of .pdf or similar documents on a date to be specified by the parties, which shall be no later than three (3) Business Days after all of the conditions to the Closing set forth in Article VII (other than conditions to be satisfied at the Closing, which shall be satisfied or waived at the Closing) have been satisfied or waived in accordance with the terms hereof and, in no event, earlier than April 1, 2017 (the “Closing Date”). Notwithstanding the foregoing, the Closing may take place at such other place, time or date as may be mutually agreed upon in writing by Buyer and the Company.

1.5.          Certificate of Incorporation and Bylaws; Principal Office. The Amended and Restated Articles of Incorporation of Buyer, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation, until thereafter amended as provided therein and in accordance with applicable law. The Amended and Restated Bylaws of Buyer, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation, until thereafter amended as provided therein and in accordance with applicable law. The principal office of the Surviving Corporation shall be located at 601 Philadelphia Street, Indiana, Pennsylvania.

1.6.          Directors of the Surviving Corporation. The directors of Buyer immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each of whom shall serve in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation; provided, however, that immediately following the Effective Time, Buyer shall expand the size of its Board of Directors by one (1) seat in connection with the Merger and designate one individual who is currently a director of the Company to be named after the date hereof and prior to the Effective Time, provided such individual meets the qualifications for directors set forth in the Bylaws and corporate governance guidelines of the Surviving Corporation and is mutually agreed upon by Buyer and the Company, to serve on the Board of Directors of the Surviving Corporation (the “Company Director Designee”). The Company Director Designee shall also be appointed to the Board of Directors of the Buyer Bank in accordance with the Bylaws of the Buyer Bank and effective immediately following the Effective Time.

1.7.          Officers of the Surviving Corporation. The officers of Buyer immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.

1.8.          Tax Consequences. It is intended that the Merger shall qualify as a “reorganization” under Section 368(a)(1)(A) of the Code, and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and Section 1.368-2(g) of the Treasury Regulations promulgated thereunder.

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1.9.          Bank Merger.

(a)          As soon as practicable after consummation of the Merger (or on such later date as Buyer shall specify), the Company Bank shall be merged with and into the Buyer Bank (the “Bank Merger”). The Buyer Bank shall be the surviving entity in the Bank Merger and shall continue its corporate existence.

(b)          As soon as practicable after the execution of this Agreement (or on such later date as Buyer shall specify), Buyer shall cause the Buyer Bank, and the Company shall cause the Company Bank, to enter into an Agreement and Plan of Merger providing for the Bank Merger (the “Bank Merger Agreement”). The Bank Merger Agreement shall be in a form to be specified by Buyer and reasonably approved by the Company (such approval not to be unreasonably withheld or delayed).

1.10.         Additional Actions. If, at any time after the Effective Time, Buyer shall consider or be advised that any further deeds, documents, assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, or record or otherwise, in Buyer its right, title or interest in, to or under any of the rights, properties or assets of the Company, or (b) otherwise carry out the purposes of this Agreement, the Company and its officers and directors shall be deemed to have granted to Buyer an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (x) vest, perfect or confirm, of record or otherwise, in Buyer its right, title or interest in, to or under any of the rights, properties or assets of the Company or (y) otherwise carry out the purposes of this Agreement, and the officers and directors of Buyer are authorized in the name of the Company or otherwise to take any and all such action.

1.11.         Consent of Surviving Corporation. The Surviving Corporation hereby consents to be sued and served with process in the State of Ohio and to the irrevocable appointment of the Secretary of State of the State of Ohio as its agent to accept service of process in any proceeding in the State of Ohio to enforce against the Surviving Corporation any obligation of the Company, or to enforce the rights of a Dissenting Shareholder of the Company.

1.12.         Statutory Agent. The Surviving Corporation shall transact business in the State of Ohio as a foreign corporation. The name and address of the statutory agent in Ohio upon whom any process, notice or demand against the Surviving Corporation may be served is: CT Corporation System, 1300 East 9th Street, Cleveland, Ohio, 44114.

ARTICLE II.
MERGER CONSIDERATION; EXCHANGE PROCEDURES

2.1.          Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of Buyer, the Company, any shareholder of the Company or any shareholder of Buyer:

(a)          Each share of common stock, par value $1.00 per share, of Buyer (“Buyer Common Stock”) that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding following the Effective Time and shall be unchanged by the Merger.

(b)          Each common share, no par value, of the Company (“Company Common Stock”) held as Treasury Stock immediately prior to the Effective Time shall be cancelled and retired at the Effective Time without any conversion thereof, and no payment shall be made with respect thereto.

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(c)          Subject to Section 2.3, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Treasury Stock and Dissenting Shares) shall become and be converted into, as provided in and subject to the limitations set forth in this Agreement, the right to receive, either (i) the right to receive 1.427 shares the “Exchange Ratio”) of Buyer Common Stock (the “Share Option”) or (ii) a cash payment in the amount of $14.50 (the “Cash Option”) (collectively, the “Merger Consideration”). Subject to the provisions and limitations of Section 2.6, a holder of Company Common Stock shall be entitled to elect the Share Option for all shares held of record, the Cash Option for all shares held of record, or the Share Option for a portion of the shares held of record and the Cash Option for a portion of the Shares held of record.

2.2.          Rights as Shareholders; Stock Transfers. All Company Common Stock, when converted as provided in Section 2.1(c), shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist at the Effective Time, and each certificate (each, an “Old Certificate” it being understood that any reference herein to “Old Certificate” shall be deemed to include references to book-entry account statements relating to the ownership of shares of Company Common Stock) previously evidencing such shares shall thereafter represent only the right to receive for each such share of Company Common Stock, the Merger Consideration and, if applicable, any cash in lieu of fractional shares of Buyer Common Stock in accordance with Section 2.3. At the Effective Time, holders of Company Common Stock shall cease to be, and shall have no rights as, shareholders of the Company, other than the right to receive the Merger Consideration and cash in lieu of fractional shares of Buyer Common Stock as provided under this ARTICLE II. After the Effective Time, there shall be no transfers on the stock transfer books of the Company of shares of Company Common Stock, other than transfers of Company Common Stock that have occurred prior to the Effective Time.

2.3.          Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of Buyer Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger. In lieu thereof, Buyer shall pay to each holder of a fractional share of Buyer Common Stock an amount of cash (without interest) determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the average of the daily closing prices during the regular session of Buyer Common Stock on the New York Stock Exchange (“NYSE”) (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source) for the five (5) consecutive trading days ending on the Business Day immediately prior to the Closing Date, rounded to the nearest whole cent (the “Buyer Share Closing Price”).

2.4.          Dissenters Rights. Notwithstanding anything in this Agreement to the contrary, any issued and outstanding shares of Company Common Stock held by a person (a “Dissenting Shareholder”) who has not voted in favor of, or consented to, the adoption of this Agreement and has complied with all the provisions of the OGCL concerning the rights of holders of shares of Company Common Stock to require payment of fair cash value of such Company Common Stock (the “Dissenting Shares”), in accordance with Section 1701.84 and 1701.85 of the OGCL, shall not be converted into the right to receive the Merger Consideration as described in Section 2.1(c), but shall become the right to receive such consideration as may be determined to be due to such Dissenting Shareholder pursuant to the procedures set forth in Section 1701.85 of the OGCL. If such Dissenting Shareholder withdraws its demand for fair cash value or fails to perfect or otherwise loses its rights as a dissenting shareholder, in any case under the OGCL, each of such Dissenting Shareholder’s shares of Company Common Stock shall thereupon be treated as though such shares of Company Common Stock had been converted into the right to receive the Merger Consideration pursuant to Section 2.1(c). The Company shall notify Buyer of each shareholder who asserts rights as a Dissenting Shareholder promptly following receipt of such Shareholder’s written demand delivered as provided in Section 1701.85 of the OGCL. Prior to the Effective Time, the Company shall not, except with the prior written consent of Buyer, voluntarily make any payment, or settle or commit to settle or offer to settle any rights of a Dissenting Shareholder asserted under Section 1701.85 of the OGCL.

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2.5.          Election. An election form (the “Election Form”) shall be mailed to each record holder of Company Common Stock as of the record date (the “Special Record Date”) fixed for the Company Meeting (as defined below). In addition, commercially reasonable efforts will be made to make the Election Form available to all persons who become shareholders of the Company between the Special Record Date and the Election Deadline (as defined below). The deadline for receipt of such Election Forms shall be the close of business on the Business Day immediately prior to the Company Meeting, or such other later date mutually agreed to by the Company and Buyer (the “Election Deadline”). The Election Forms shall be mailed to each record holder of Company Common Stock as of the Special Record Date to elect, subject to Section 2.6, to have all of such holder’s shares exchanged in the Merger into either the Share Option, the Cash Option, or a combination of the Share Option and the Cash Option. An election shall be duly made by completing the Election Form and any other required documents in accordance with the instructions set forth therein and delivering them on or before 5:00 p.m., Eastern time, on the Election Deadline to the Exchange Agent or to such other person or persons mutually agreed upon by the Company and Buyer to receive elections. Shares of Company Common Stock as to which the Stock Option have been elected are referred to herein as “Stock Election Shares.” Shares of Company Common Stock as to which the Cash Option has been elected are referred to as “Cash Election Shares.” Shares of Company Common Stock as to which no valid election has been made by the Election Deadline are referred to as “Non-Election Shares.”

2.6.          Diversity of Payments.

(a)          In the event the number of Cash Election Shares would entitle the holders of such shares (and shareholders of the Company receiving cash payments for fractional shares) to receive $21,283,773 (the “Cash Payment Target”) in cash, then all Share Option and Cash Option elections of the holders of Company Common Stock shall be honored (and each in its entirety) and all Non-Election Shares shall be treated as Stock Election Shares. For purposes of this determination, any Dissenting Shares shall be counted as though they were Cash Election Shares.

(b)          In the event that the amount of cash to be received by holders of Cash Election Shares (including Dissenting Shares) and shareholders of the Company receiving cash payments for fractional shares pursuant to the terms of this Agreement would result in cash payments of more than the Cash Payment Target, then:

(i)          the Non-Election Shares shall be treated as Stock Election Shares; and

(ii)         the Cash Election Shares (not including any Dissenting Shares) shall be converted into Stock Election Shares pro rata (based on the total number of Stock Election Shares),

until the total remaining number of Cash Election Shares is such that the Merger will (A) result in cash payments (including Dissenting Shares and fractional shares) of equal or as nearly equal as possible to the Cash Payment Target and (B) satisfy the “continuity of interest” requirement applicable to tax-free reorganizations under the Code.

(c)          In the event that the amount of cash to be received by holders of Cash Election Shares (including Dissenting Shares) and shareholders of the Company receiving cash payments for fractional shares pursuant to the terms of this Agreement would result in cash payments of less than the Cash Payment Target, then:

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(i)          First, the Non-Election Shares shall be treated as Cash Election Shares or Stock Election Shares, as necessary, pro rata (based on the total number of Cash Election Shares); and

(ii)         Second, the Stock Election Shares (not including any Dissenting Shares) shall be converted into Cash Election Shares pro rata (based on the total number of Cash Election Shares),

until the total remaining number of Cash Election Shares is such that the Merger will (A) result in cash payments (including Dissenting Shares and fractional shares) of equal or as nearly equal as possible to the Cash Payment Target and (B) satisfy the “continuity of interest” requirement applicable to tax-free reorganizations under the Code.

(d)          Buyer and the Company shall mutually determine the validity of elections submitted by shareholders of the Company.

(e)          A holder of Company Common Stock that is a bank, trust company, security broker-dealer, or other recognized nominee, may submit one or more Election Forms for the persons for whom it holds shares as nominee provided that such bank, trust company, security broker-dealer or nominee certifies to the satisfaction of Buyer and the Company the names of persons for whom it is so holding shares (the “Beneficial Owners”). In such case, each Beneficial Owner for whom an Election Form is submitted shall be treated as a separate owner for purposes of the election procedures and allocation of shares set forth herein.

(f)          Buyer and the Company may, upon mutual agreement, apply the adjustments set forth in this Section 2.6 only to such extent and to such number of shareholders of the Company as is necessary to accomplish the objectives of this Section 2.6 and to otherwise assure that the Merger will qualify as a tax-free reorganization.

2.7.          Exchange Procedures.

(a)          At or before the Effective Time, for the benefit of the holders of Old Certificates, (i) Buyer shall cause to be delivered to a bank or trust company designated by Buyer and reasonably satisfactory to the Company (the “Exchange Agent”), for exchange in accordance with this ARTICLE II, certificates representing the shares of Buyer Common Stock issuable pursuant to this ARTICLE II (“New Certificates”) and (ii) Buyer shall deliver, or shall cause to be delivered, to the Exchange Agent an aggregate amount of cash sufficient to pay the Cash Option (the “Cash Consideration”) and the estimated amount of cash to be paid in lieu of fractional shares of Buyer Common Stock (such New Certificates and cash hereinafter referred to as the “Exchange Fund”).

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(b)          As promptly as practicable following the Effective Time, but in no event later than seven (7) Business Days thereafter, and provided that the Company has delivered, or caused to be delivered, to the Exchange Agent all information which is necessary for the Exchange Agent to perform its obligations as specified herein, the Exchange Agent shall mail to each holder of record of an Old Certificate or Old Certificates representing shares of Company Common Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive the Merger Consideration pursuant to this Agreement, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon delivery of the Old Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates in exchange for the Merger Consideration to which such holder of Company Common Stock shall have become entitled to receive in accordance with, and subject to Section 2.1 and Section 2.3 of this Agreement. Upon proper surrender of an Old Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Old Certificate shall be entitled to receive in exchange therefor, as applicable, (i) a New Certificate representing that number of shares of Buyer Common Stock, if any, to which such former holder of Company Common Stock shall have become entitled pursuant to this Agreement and (ii) a check representing (1) the Cash Consideration, (2) the amount of cash (if any) payable in lieu of a fractional share of Buyer Common Stock which such former holder has the right to receive in respect of the Old Certificate surrendered pursuant to this Agreement and (3) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.7(c), and the Old Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 2.7(b), each Old Certificate (other than Old Certificates representing Treasury Stock and subject to Section 2.4) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration provided in Section 2.1 and Section 2.3 and any unpaid dividends and distributions thereon as provided in Section 2.7(c). No interest shall be paid or accrued on (x) the Cash Consideration (y) any cash in lieu of fractional shares or (z) any such unpaid dividends and distributions payable to holders of Certificates.

(c)          No dividends or other distributions with a record date after the Effective Time with respect to Buyer Common Stock shall be paid to the holder of any unsurrendered Old Certificate until the holder thereof shall surrender such Old Certificate in accordance with this Section 2.7. After the surrender of an Old Certificate in accordance with this Section 2.7, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Buyer Common Stock represented by such Old Certificate.

(d)          The Exchange Agent and Buyer, as the case may be, shall not be obligated to deliver a New Certificate or New Certificates representing shares of Buyer Common Stock and/or the Cash Consideration (or any cash in lieu of fractional shares) to which a holder of Company Common Stock would otherwise be entitled as a result of the Merger until such holder surrenders the Old Certificate or Old Certificates representing the shares of Company Common Stock for exchange as provided in this Section 2.7, or an appropriate affidavit of loss and indemnity agreement and/or a bond in an amount as may be required in each case by Buyer. If any New Certificates evidencing shares of Buyer Common Stock are to be issued in a name other than that in which the Old Certificate evidencing Company Common Stock surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Old Certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the Old Certificate and otherwise in proper form for transfer, and that the Person requesting such exchange pay to the Exchange Agent any transfer or other tax required by reason of the issuance of a New Certificate for shares of Buyer Common Stock in any name other than that of the registered holder of the Old Certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

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(e)          Any portion of the Exchange Fund that remains unclaimed by the shareholders of the Company for one (1) year after the Effective Time (as well as any interest or proceeds from any investment thereof) shall be delivered by the Exchange Agent to Buyer. Any shareholders of the Company who have not theretofore complied with Section 2.7(b) shall thereafter look only to the Surviving Corporation for the Merger Consideration deliverable in respect of each share of Company Common Stock such shareholder holds as determined pursuant to this Agreement, in each case without any interest thereon. If outstanding Old Certificates for shares of Company Common Stock are not surrendered or the payment for them is not claimed prior to the date on which such shares of Buyer Common Stock or cash would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of Buyer (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled to such property. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of shares of Company Common Stock represented by any Old Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Buyer and the Exchange Agent shall be entitled to rely upon the stock transfer books of the Company to establish the identity of those Persons entitled to receive the Merger Consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of any shares of Company Common Stock represented by any Old Certificate, Buyer and the Exchange Agent shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

(f)          Buyer (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Buyer is required to deduct and withhold under applicable law. Any amounts so deducted and withheld shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of which such deduction and withholding was made by Buyer.

(g)          In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if requested by Buyer, the posting by such person of a bond in such amount as Buyer may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent or Buyer, as applicable, will issue in exchange for such lost, stolen or destroyed Old Certificate the Merger Consideration and any cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

2.8.          Anti-Dilution Provisions. In the event Buyer or the Company changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of Buyer Common Stock or Company Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, reverse stock split, stock dividend, recapitalization, reorganization, reclassification, or similar transaction with respect to the outstanding Buyer Common Stock or Company Common Stock and the record date therefor shall be prior to the Effective Time, or there is any special or extraordinary dividend or distribution, the Exchange Ratio and, if appropriate, Cash Option shall be proportionately and appropriately adjusted.

2.9.          Equity Based Awards.

(a)          As of the Effective Time, all restricted shares of Company Common Stock granted under the Company’s 2014 Restricted Stock Plan shall vest in full so as to no longer be subject to any forfeiture or vesting requirements pursuant to the terms of the 2014 Restricted Stock Plan, and all such shares of Company Common Stock shall be considered outstanding shares for all purposes of this Agreement, including, without limitation, for purposes of the right to receive the Merger Consideration with respect thereto. The Company Board (or, if appropriate, any committee thereof administering the 2014 Restricted Stock Plan) shall adopt such resolutions or take such other actions as may be required to effect the foregoing.

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(b)          As of the Effective Time, each option granted by the Company to purchase shares of Company Common Stock under the DCB Financial Corp 2004 Long-Term Stock Incentive Plan that is outstanding and unexercised immediately prior to the Effective Time (a “Company Stock Option”), whether or not vested or exercisable, shall be cancelled and cease to represent an option to purchase Company Common Stock and shall be converted automatically into the right to receive a cash payment from the Buyer in an amount equal to the product of (i) the positive difference, if any, between the Per Company Share Cash Equivalent Consideration (as defined below) and the exercise price of such Company Stock Option and (ii) the number of shares of Company Common Stock subject to such Company Stock Option (the “Option Consideration”). If the exercise price of a Company Stock Option exceeds the Per Company Share Cash Equivalent Consideration, then at the Effective Time such Company Stock Option shall be cancelled without any payment made in exchange therefor. The payment of the Option Consideration referred to above shall be subject to each such option holder executing such instruments of cancellation as Company and Buyer may reasonably deem appropriate. The Company shall make the necessary tax withholdings from the Option Consideration as required by law.

(c)          For purposes of this Agreement, “Per Company Share Cash Equivalent Consideration” means an amount equal to the amount in cash, without interest, rounded to the nearest cent, equal to the (i) the Buyer Share Closing Price multiplied by (ii) the Exchange Ratio.

2.10.         Reservation of Right to Revise Structure. Buyer may at any time change the method of effecting the business combination contemplated by this Agreement if and to the extent that it deems such a change to be desirable; provided, however, that no such change shall (a) alter or change the amount of the consideration to be issued to holders of Company Common Stock as merger consideration as currently contemplated in this Agreement, (b) reasonably be expected to materially impede or delay consummation of the Merger, (c) adversely affect the federal income tax treatment of holders of Company Common Stock in connection with the Merger, or (d) require submission to or approval of the Company’s shareholders after the plan of merger set forth in this Agreement has been approved by the Company’s shareholders. In the event that Buyer elects to make such a change, the parties agree to execute appropriate documents to reflect the change.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

3.1.          Making of Representations and Warranties. As a material inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, except as set forth on the schedules the Company has delivered to Buyer on or prior to the date hereof (the “Company Disclosure Schedule”), the Company hereby makes to Buyer the representations and warranties contained in this Article III, subject to the standards established by Section 9.1.

3.2.          Organization, Standing and Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. The Company is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (“BHCA”), and the regulations of the Board of Governors of the Federal Reserve System (the “FRB”) promulgated thereunder. The Company has elected to be a financial holding company under Section 4(l)(C) of the BHCA and meets all of the qualifications for a financial holding company under Section 4(l) of the BHCA and the regulations of the FRB promulgated thereunder. The Company is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. A complete and accurate list of all such jurisdictions is set forth on Schedule 3.2 of the Company Disclosure Schedule.

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3.3.          Capitalization.

(a)          As of the date hereof, the authorized capital stock of the Company consists solely of (i) 2,000,000 preferred shares, without par value, of which no shares are issued and outstanding, (ii) 17,500,000 common shares, without par value, of which 7,339,232 shares are issued and outstanding, and (iii) 322,400 issued shares that are held, directly or indirectly, by the Company as Treasury Stock. The outstanding shares of Company Common Stock are validly issued, fully paid and non-assessable with no personal liability attaching to the ownership thereof, and subject to no preemptive or similar rights (and were not issued in violation of any preemptive or similar rights). Except as set forth on Schedule 3.3(a) of the Company Disclosure Schedule, there are no additional shares of the Company’s capital stock authorized or reserved for issuance, the Company does not have any securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any stock appreciation rights, or any other rights to subscribe for or acquire shares of its capital stock issued and outstanding, and the Company does not have, and is not bound by, any commitment to authorize, issue or sell any such shares or other rights. There are no agreements to which the Company is a party with respect to the voting, sale or transfer, or registration of any securities of the Company. To the Knowledge of the Company, there are no agreements among other parties, to which the Company is not a party, with respect to the voting or sale or transfer of any securities of the Company. All of the issued and outstanding shares of Company Common Stock were issued in compliance with applicable securities laws.

(b)          There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity interests in, the Company or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of the Company.

(c)          Schedule 3.3(c) of the Company Disclosure Schedule sets forth, as of the date hereof, for each restricted stock award, the name of the grantee, the date of grant, the number of shares of Company Common Stock subject to each award, the vesting schedule of each award, the number of shares of Company Common Stock that are currently vested with respect to such award, and whether the vesting of such award shall accelerate in connection with the transactions contemplated hereby.

(d)          Schedule 3.3(d) of the Company Disclosure Schedule sets forth, as of the date hereof, for each Company Stock Option, the name of the grantee, the date of grant, the number of shares of Company Common Stock underlying each award, the vesting schedule of each award, the number of Company Stock Options that are currently vested with respect to such award, and whether the vesting of such award shall accelerate in connection with the transactions contemplated hereby.

3.4.          Subsidiaries.

(a)          (i) Schedule 3.4(a)(i) of the Company Disclosure Schedule sets forth a complete and accurate list of all of the Company’s Subsidiaries, including the jurisdiction of organization of each such Subsidiary, (ii) the Company owns, directly or indirectly, all of the issued and outstanding equity securities of each Subsidiary, (iii) no equity securities of any of the Company’s Subsidiaries are or may become required to be issued (other than to the Company) by reason of any contractual right or otherwise, (iv) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any of its equity securities (other than to the Company or a wholly owned Subsidiary of the Company), (v) there are no contracts, commitments, understandings or arrangements relating to the Company’s rights to vote or to dispose of such securities and (vi) all of the equity securities of each such Subsidiary held by the Company, directly or indirectly, are validly issued, fully paid and non-assessable, not subject to preemptive or similar rights and are owned by the Company free and clear of all mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or other claims of third parties of any kind (collectively, “Liens”).

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(b)          Except as set forth on Schedule 3.4(a)(i) of the Company Disclosure Schedule, the Company does not own (other than in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted) beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind.

(c)          Each of the Company’s Subsidiaries has been duly organized and qualified under the laws of the jurisdiction of its organization and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. A complete and accurate list of all such jurisdictions is set forth on Schedule 3.4(c) of the Company Disclosure Schedule.

3.5.          Corporate Power. Each of the Company and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all of its properties and assets and the Company has the corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

3.6.          Corporate Authority. This Agreement and the transactions contemplated hereby, subject to approval by the holders of two-thirds (2/3) of the shares of Company Common Stock outstanding and entitled to vote thereon, have been authorized by all necessary corporate action of the Company and the Company Board. The Company Board (a) unanimously approved this Agreement and determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and in the best interests of the holders of Company Common Stock and (b) unanimously resolved to recommend that the holders of Company Common Stock vote for the approval of this Agreement and the transactions contemplated hereby at a meeting of the shareholders of the Company. The Company has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Buyer, this Agreement is a legal, valid and binding agreement of the Company, enforceable in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general principles of equity). The affirmative vote of the holders of two-thirds (2/3) of the outstanding shares of Company Common Stock is the only vote of any class of capital stock of the Company required by the OGCL, the Articles of Incorporation of the Company or the Code of Regulations of the Company to approve this Agreement and the transactions contemplated hereby.

3.7.          Non-Contravention.

(a)          Subject to the receipt of the Regulatory Approvals, the Bank Merger Approvals and the required filings under federal and state securities laws, and except as set forth on Schedule 3.7(a) of the Company Disclosure Schedule, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the Merger and the Bank Merger) by the Company do not and will not (i) constitute a breach or violation of, or a default under, result in a right of termination or the acceleration of any right or obligation under, any law, rule or regulation or any judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement of the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries, properties or assets is subject or bound, (ii) constitute a breach or violation of, or a default under, the Company’s Articles of Incorporation or Code of Regulations, or (iii) require the consent or approval of any third party or Governmental Authority under any such law, rule, regulation, judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement.

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(b)          As of the date hereof, the Company has no Knowledge of any reasons relating to the Company or the Company Bank (including, without limitation, compliance with the Community Reinvestment Act (the “CRA”) or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (the “USA PATRIOT Act”)) (i) why any of the Regulatory Approvals or the Bank Merger Approvals shall not be received in customary time frames from the applicable Governmental Authorities having jurisdiction over the transactions contemplated by this Agreement or (ii) why any Burdensome Condition would be imposed.

3.8.          Articles of Incorporation; Code of Regulations; Corporate Records. The Company has made available to Buyer a complete and correct copy of its Articles of Incorporation and the Code of Regulations or equivalent organizational documents, each as amended to date, of the Company and each of its Subsidiaries. The Company is not in violation of any of the terms of its Articles of Incorporation or Code of Regulations. The minute books of the Company and each of its Subsidiaries contain complete and accurate records of all meetings held by, and complete and accurate records of all other corporate actions of, their respective shareholders and boards of directors (including committees of their respective boards of directors) or other governing bodies.

3.9.          Compliance with Laws. Each of the Company and its Subsidiaries:

(a)          has been and is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting their businesses, including, without limitation, the Federal Deposit Insurance Act (“FDIA”), the Equal Credit Opportunity Act, the Fair Housing Act, the CRA, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

(b)          has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, authorizations, orders and approvals are in full force and effect and, to the Knowledge of the Company, no suspension or cancellation of any of them is threatened;

(c)          has received, since January 1, 2013, no notification or communication from any Governmental Authority (i) asserting that the Company or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces, (ii) threatening to revoke any license, franchise, permit, or governmental authorization, (iii) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, federal deposit insurance or (iv) failing to approve any proposed acquisition, or stating its intention not to approve acquisitions, proposed to be effected by the Company within a certain time period or indefinitely (nor, to the Knowledge of the Company, do any grounds for any of the foregoing exist); and

(d)          has conducted all activities (including, without limitation, mortgage banking and mortgage lending activities and consumer finance activities) in compliance with all applicable statutes and regulations regulating the business of consumer lending, including, without limitation, state usury laws, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Consumer Credit Protection Act, the USA Patriot Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Homeowners Ownership and Equity Protection Act, the Fair Debt Collections Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act and other federal, state, local and foreign laws related to lending, bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, and the origination, sale, servicing and collection practices with respect to any loan or credit extension by such entity (“Finance Laws”). In addition, there is no pending or, to the Knowledge of the Company, threatened charge by any Governmental Authority that any of the Company and its Subsidiaries has violated, nor any pending or, to the Knowledge of the Company, threatened investigation by any Governmental Authority with respect to possible violations of, any applicable Finance Laws.

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(e)          has not, or to the Knowledge of the Company, any director, officer, employee, agent or other person acting on behalf of the Company or any of its Subsidiaries has not, directly or indirectly, (a) used any funds of the Company or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (b) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of the Company or any of its Subsidiaries, (c) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (d) established or maintained any unlawful fund of monies or other assets of the Company or any of its Subsidiaries, (e) made any fraudulent entry on the books or records of the Company or any of its Subsidiaries, or (f) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for the Company or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for the Company or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

3.10.         Litigation; Regulatory Action.

(a)          Except as set forth on Schedule 3.10(a) of the Company Disclosure Schedule, no litigation, claim, suit, investigation or other proceeding before any court, governmental agency or arbitrator is pending against the Company or any of its Subsidiaries, and, to the Knowledge of the Company (i) no such litigation, claim, suit, investigation or other proceeding has been threatened and (ii) there are no facts which would reasonably be expected to give rise to such litigation, claim, suit, investigation or other proceeding.

(b)          Neither the Company nor any of its Subsidiaries nor any of their respective properties is a party to or is subject to any assistance agreement, board resolution, order, decree, supervisory agreement, memorandum of understanding, condition or similar arrangement or enforcement action with, or a commitment letter or similar submission to, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits (including, without limitation, the FRB, the Office of the Comptroller of the Currency (“OCC”) and the Federal Deposit Insurance Corporation (“FDIC”)) or the supervision or regulation of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has been subject to any order or directive by, or been ordered to pay any civil money penalty by, or has been since January 1, 2013, a recipient of any supervisory letter from, or since January 1, 2013, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Authority that currently regulates in any material respect the conduct of its business or that in any manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, other than those of general application that apply to similarly-situated bank or financial holding companies or their subsidiaries.

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(c)          Neither the Company nor any of its Subsidiaries has been advised by a Governmental Authority that it will issue, or has Knowledge of any facts which would reasonably be expected to give rise to the issuance by any Governmental Authority or has Knowledge that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting), any such order, decree, agreement, board resolution, memorandum of understanding, supervisory letter, commitment letter, condition or similar submission or enforcement action.

3.11.         SEC Documents; Financial Reports and Regulatory Reports.

(a)          Except as set forth on Schedule 3.11(a) of the Company Disclosure Schedule, the Company’s Annual Report on Form 10-K, as amended through the date hereof, for the fiscal year ended December 31, 2015 (the “Company 2015 Form 10-K”), and all other reports, registration statements, definitive proxy statements or information statements required to be filed or furnished by the Company or any of its Subsidiaries subsequent to January 1, 2013, under the Securities Act, or under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (collectively, the “Company SEC Documents”), with the Securities and Exchange Commission (“SEC”), and all of the Company SEC Documents filed with the SEC after the date hereof, in the form filed or to be filed, (i) complied or will comply as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (ii) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that the information filed or furnished as of a later date shall be deemed to modify information as of an earlier date; and each of the balance sheets contained in or incorporated by reference into any such Company SEC Document (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which such balance sheet relates as of its date, and each of the statements of income and changes in shareholders’ equity and cash flows or equivalent statements in such Company SEC Documents (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in shareholders’ equity and changes in cash flows, as the case may be, of the entity or entities to which such statement relates for the periods to which it relates, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements. Except for those liabilities that are fully reflected or reserved against in the most recent audited consolidated balance sheet of the Company and its Subsidiaries contained in the Company 2015 Form 10-K (the “Company Balance Sheet”) and, except for liabilities reflected in Company SEC Documents filed prior to the date hereof or incurred in the ordinary course of business consistent with past practices or in connection with this Agreement, since December 31, 2015, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on its consolidated balance sheet or in the notes thereto.

(b)          The Company and each of its Subsidiaries, officers and directors are in compliance with, and have complied, with the applicable provisions of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) and the related rules and regulations promulgated under such act and the Exchange Act. The Company (x) has established and maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, and (y) has disclosed based on its most recent evaluations, to its outside auditors and the audit committee of the Company Board (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

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(c)          Since January 1, 2013, the Company and its Subsidiaries have duly filed with the FRB, FDIC, the Ohio Division of Financial Institutions (“ODFI”) and any other applicable Governmental Authority, in correct form, the reports required to be filed under applicable laws and regulations and such reports were complete and accurate and in compliance with the requirements of applicable laws and regulations.

3.12.         Absence of Certain Changes or Events. Except as disclosed in the Company SEC Documents filed or furnished prior to the date hereof, or as otherwise expressly permitted or expressly contemplated by this Agreement, since December 31, 2015, there has not been (a) any change or development in the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of the Company or any of its Subsidiaries which has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (b) any change by the Company or any of its Subsidiaries in its accounting methods, principles or practices, other than changes required by applicable law or GAAP or regulatory accounting as concurred in by the Company’s independent registered public accounting firm or (c) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of the Company or any of its Subsidiaries or any redemption, purchase or other acquisition of any of its securities, other than in the ordinary course of business consistent with past practice.

3.13.         Taxes and Tax Returns. For purposes of this Section 3.13, any reference to the Company or its Subsidiaries shall be deemed to include a reference to the Company’s predecessors or the predecessors of its Subsidiaries, respectively, except where inconsistent with the language of this Section 3.13. Except as set forth on Schedule 3.13 of the Company Disclosure Schedule:

(a)          Each of the Company and its Subsidiaries has (i) timely filed (or there has been timely filed on its behalf) with the appropriate Governmental Authorities all Tax Returns required to be filed by it (giving effect to all extensions) and such Tax Returns are true, correct and complete; and (ii) timely paid in full (or there has been timely paid in full on its behalf) all Taxes required to have been paid by it.

(b)          The unpaid Taxes of the Company and its Subsidiaries (i) did not, as of December 31, 2015, exceed the accrued Tax liability (rather than any deferred income Tax liability established to reflect timing differences between book and Tax income) included in the Company’s audited consolidated balance sheet as of December 31, 2015, and (ii) will not exceed the accrued Tax liability as adjusted for transactions or operations in the ordinary course of business through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns.

(c)          There are no liens for Taxes upon any property or assets of the Company or any of its Subsidiaries, except for liens for Taxes not yet due or for Taxes which are being contested in good faith by appropriate proceedings (and for which adequate accruals have been established in the Company’s audited consolidated financial statements in accordance with GAAP).

(d)          Taxes required to have been withheld by the Company and each of its Subsidiaries from its respective employees, independent contractors, creditors, shareholders, depositors, and third parties have been withheld.

(e)          No federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of the Company or any of its Subsidiaries, and none of the Company or its Subsidiaries has received notice in writing of any pending or proposed claims, audits or proceedings with respect to Taxes.

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(f)          None of the Company or any of its Subsidiaries has granted in writing any power of attorney that is currently in force with respect to any Taxes or Tax Returns.

(g)          None of the Company or any of its Subsidiaries has requested an extension of time within which to file any Tax Return which has not since been filed, and no currently effective waivers, extensions, or comparable consents regarding the application of the statute of limitations with respect to Taxes or Tax Returns have been given by or on behalf of the Company or any of its Subsidiaries.

(h)          None of the Company or any of its Subsidiaries is a party to any agreement providing for the allocation, sharing or indemnification of Taxes (other than exclusively between the Company and its Subsidiaries or as set forth on Schedule 3.13(h) of the Company Disclosure Schedule).

(i)          The federal income Tax Returns of the Company and its Subsidiaries have been examined and any disputes relating thereto have been settled with the Internal Revenue Service (“IRS”) (or the applicable statutes of limitation for the assessment of Taxes for such periods have expired) for all periods through and including December 31, 2012.

(j)          None of the Company or any of its Subsidiaries has been included in any “consolidated,” “unitary” or “combined” Tax Return (other than Tax Returns the common parent of which was the Company) provided for under the laws of the United States, any foreign jurisdiction or any state or locality with respect to Taxes for any taxable year. None of the Company or any of its Subsidiaries has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local, or foreign law) as a transferee or successor, by contract, or otherwise.

(k)          None of the Company or any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(l)          None of the Company or any of its Subsidiaries has agreed, or is required, to make any adjustment under Section 481 of the Code affecting any taxable year ending after December 31, 2011 and the IRS has not initiated or proposed any such adjustment. None of the Company or its Subsidiaries will be required to include amounts in income, or to exclude items of deduction, in a taxable period beginning after the Closing Date as a result of a change in method of accounting occurring prior to the Closing Date. The Company is not and has not been a United States real property holding company within the meaning of Section 897(c)(2) of the Code. No property of any of the Company or its Subsidiaries is “tax exempt use property” within the meaning of Section 168(h) of the Code.

(m)          In the last six (6) years, no claim has ever been made in writing by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that any such entity is, or may be, subject to taxation by that jurisdiction.

(n)          The Company and its Subsidiaries have made available to Buyer correct and complete copies of (i) all of their material Tax Returns filed within the past three (3) years, (ii) all audit reports, letter rulings, technical advice memoranda and similar documents issued by a Governmental Authority within the past five (5) years relating to the federal, state, local or foreign Taxes due from or with respect to the Company or any of its Subsidiaries, and (iii) any closing letters or agreements entered into by the Company or any of its Subsidiaries with any Governmental Authority within the past five (5) years with respect to Taxes.

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(o)          None of the Company or any of its Subsidiaries has received any notice of deficiency or assessment from any Governmental Authority for any amount of Tax that has not been fully settled or satisfied, and to the Knowledge of the Company, no such deficiency or assessment is proposed.

(p)          None of the Company or any of its Subsidiaries has ever participated in a “reportable transaction” within the meaning of Section 1.6011-4(b) of the Treasury Regulations (or any predecessor provision), and each of the Company and its Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of income tax within the meaning of Section 6662 or Section 6662A of the Code.

(q)          None of the Company or its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign income Tax law) executed on or prior to the Closing Date; (ii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign income Tax law); (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount received on or prior to the Closing Date; (v) election with respect to income from the discharge of indebtedness under Section 108(i) of the Code; or (vi) any similar election, action, or agreement that would have the effect of deferring any liability for Taxes of the Company or any of its Subsidiaries from any period ending on or before the Closing Date to any period ending after the Closing Date.

(r)          None of the Company nor any of its Subsidiaries has, nor has it ever had, a “permanent establishment” in any foreign country, as such term is defined in any applicable Tax treaty or convention between the United States and such foreign country, nor has it otherwise taken steps that have exposed, or will expose, it to the taxing jurisdiction of a foreign country.

(s)          Neither Company nor any Subsidiary is or has at any time been (A) a “controlled foreign corporation” as defined by Section 957 of the Code; (B) a “personal holding company” as that term has been defined from time to time in Section 542 of the Code; (C) a “passive foreign investment company” nor Company or any Subsidiary at any time held directly, indirectly, or constructively shares of any “passive foreign investment company” as that term has been defined from time to time in Section 1296 or 1297 of the Code.

(t)          There is no agreement, contract or arrangement to which Company or any Subsidiary is a party that could, individually or collectively, result in the payment of any amount that would not be deductible by reason of Sections 280G (as determined without regard to Section 280G(b)(4) (or any corresponding provision of state, local or non-U.S. Tax law), 162 (other than 162(a)), or 404 of the Code.

(u)          The Company operates at least one significant historic business line, or owns at least a significant portion of its historic business assets, in each case within the meaning of Treasury Regulations Section 1.368-1(d).

(v)         As of the date hereof, the Company is aware of no reason that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” under Section 368(a) of the Code.

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3.14.         Employee Benefit Plans.

(a)          Schedule 3.14(a) of the Company Disclosure Schedule sets forth a true, complete and correct list of every Employee Program (as defined below) that is maintained by the Company or any ERISA Affiliate of the Company or with respect to which the Company or any ERISA Affiliate of the Company has or may have any liability (the “Company Employee Programs”).

(b)          The Company has made available to Buyer true and complete copies of each of the material Company Employee Programs and the following related documents, to the extent applicable: (i) all summary plan descriptions, amendments, modifications, or material supplements to any Company Employee Program, (ii) the annual report (Form 5500), if any, filed with the IRS for the last three plan years, (iii) the most recently received IRS determination letter, if any, relating to any such Company Employee Program, and (iv) the most recently prepared actuarial report for each such Company Employee Program (if applicable) for each of the last three years.

(c)          Each Company Employee Program that is intended to qualify under Section 401(a) or 501(c)(9) of the Code is so qualified and has received a favorable determination or approval letter from the IRS with respect to such qualification, or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the IRS for a determination of the qualified status of such Company Employee Program for any period for which such Company Employee Program would not otherwise be covered by an IRS determination and, to the Knowledge of the Company, no event or omission has occurred that would cause any Company Employee Program to lose such qualification.

(d)          Each Company Employee Program is and has been operated in substantial compliance with applicable laws and regulations and is and has been administered in accordance with applicable laws and regulations and with its terms. No litigation or governmental administrative proceeding, audit or other proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of the Company, threatened with respect to any Company Employee Program or any fiduciary or service provider thereof. All payments and/or contributions required to have been made with respect to all Company Employee Programs either have been made or have been accrued in accordance with the terms of the applicable Company Employee Program and applicable law.

(e)          Except as set forth on Schedule 3.14(e) of the Company Disclosure Schedule, no Company Employee Program constitutes (i) a “defined benefit plan” as defined in Section 3(35) of ERISA, (ii) any other plan subject to Title IV of ERISA, or (iii) a plan maintained in connection with any trust described in Section 501(c)(9) of the Code. No condition exists and no event has occurred that could constitute grounds for termination of any Company Employee Program, and neither Company nor any ERISA Affiliate of the Company has incurred, or reasonably expects to incur, any material liability under Title IV of ERISA arising in connection with the termination of any plan covered or previously covered by Title IV of ERISA. No “accumulated funding deficiency,” as defined in Section 412 of the Code, has been incurred with respect to any Company Employee Program, whether or not waived. Full payment has been made of all amounts that Company or any ERISA Affiliate of the Company is required to have paid as contributions to or benefits under any Company Employee Program as of the end of the most recent plan year thereof and there are no unfunded obligations under any Company Employee Program that have not been disclosed to Buyer in writing.

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(f)          None of Company or any ERISA Affiliate of the Company has, at any time during the last six (6) years, contributed to or been obligated to contribute to any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), and none of Company or any ERISA Affiliate of the Company has incurred any material liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan that has been satisfied in full.

(g)          Except as set forth in Schedule 3.14(g) of the Company Disclosure Schedule, Company has complied with all reporting and disclosure obligations to all governmental entities and all participants and beneficiaries with respect to each Company Employee Program required by the terms of such Company Employee Program and any statutes, orders, rules or regulations, including but not limited to ERISA, the Code, and the Sarbanes-Oxley Act of 2002.

(h)          Except as set forth on Schedule 3.14(h) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement, the shareholder approval of this Agreement, nor the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event) (i) result in, or cause the accelerated vesting payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or other service provider of the Company or any of its ERISA Affiliates; (ii) limit the right of the Company or any of its ERISA Affiliates to amend, merge, terminate or receive a reversion of assets from any Company Employee Program or related trust; (iii) result in any “parachute payment” as defined in Section 280G(b)(2) of the Code (whether or not such payment is considered to be reasonable compensation for services rendered); or (iv) result in a requirement to pay any tax “gross-up” or similar “make-whole” payments to any employee, director or consultant of the Company or an ERISA Affiliate.

(i)          Except as set forth on Schedule 3.14(i) of the Company Disclosure Schedule, none of Company or any ERISA Affiliate of the Company has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health, medical or life insurance benefits for retired or former employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.

(j)          Each Company Employee Program may be amended, terminated, or otherwise modified by the Company to the greatest extent permitted by applicable law, including the elimination of any and all future benefit accruals thereunder and no employee communications or provision of any Company Employee Program has failed to effectively reserve the right of the Company or its ERISA Affiliates to so amend, terminate or otherwise modify such Company Employee Program. Neither the Company nor any of its ERISA Affiliates has announced its intention to modify or terminate any Company Employee Program or adopt any arrangement or program which, once established, would come within the definition of a Company Employee Program.

(k)          Since December 31, 2004 and through December 31, 2008, each Company Employee Program that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code (each, a “NQDC Plan”) has been operated and maintained, in all material respects, in accordance with a good faith, reasonable interpretation of Section 409A of the Code with respect to amounts deferred (within the meaning of Section 409A of the Code) after December 31, 2004. From and after January 1, 2009, each Company NQDC Plan has been operated and maintained in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder. Neither the Company nor any ERISA Affiliate of the Company is a party to any agreement or arrangement, oral or written, formal or informal, which provides or would provide a gross-up or reimbursement to any Person for the cost of Tax imposed by Code Section 409A.

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(l)          No Company Employee Program is subject to the laws of any jurisdiction outside the United States.

(m)          No Company Employee Program that is intended to qualify under Section 401(a) of the Code has owned stock or other equity or debt of the Company or any ERISA Affiliate of the Company.

3.15.         Labor Matters.

(a)          The Company and each of its Subsidiaries: (i) has at all times complied with all applicable federal, state and local laws and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, including payment of minimum wages and overtime, orders and awards relevant to terms and conditions of service, health and safety, labor leasing, use of fixed-term contracts, supply of temporary staff, social security filings and payments and paid vacations, in each case, with respect to employees, (ii) has withheld and reported all amounts required by law to be withheld and reported with respect to wages, salaries and other payments to employees, (iii) is not liable for any arrears of wages, taxes or penalties for failure to comply with any of the foregoing, (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice), and (v) is not aware that any officer, or that any group of officers, intends to terminate their employment with the Company or Subsidiary, nor does the Company or any Subsidiary have a present intention to terminate the employment of any officer. In addition, except as set forth in Schedule 3.15(a) of the Company Disclosure Schedule, (x) there are no, and within the last three (3) years there have been no, formal or informal grievances, complaints or charges with respect to employment or labor matters (including, without limitation, allegations of employment discrimination, retaliation or unfair labor practices) pending or threatened against the Company or any Subsidiary in any judicial, regulatory or administrative forum, under any private dispute resolution procedure or internally; (y) none of the employment policies or practices of the Company or any Subsidiary is currently being audited or investigated, or to the Knowledge of the Company, subject to imminent audit or investigation by any Governmental Authority; (z) neither the Company nor any Subsidiary is, or within the last two (2) years has been, subject to any order, decree, injunction or judgment by any Governmental Authority or private settlement contract in respect of any labor or employment matters; (xx) neither the Company nor any Subsidiary has, within the last three (3) years, been audited by any Governmental Authority with respect to affirmative action compliance under applicable law; and (yy) all employees of the Company and its Subsidiaries are employed at-will. There are no pending or, to the Knowledge of the Company, threatened or reasonably anticipated claims or actions against the Company under any workers’ compensation policy or long-term disability policy. At all times in the preceding three (3) years, (1) the Company and each of its Subsidiaries has properly classified as independent contractors all persons whom it has designated to be independent contractors rather than employees and (2) the Company and each of its Subsidiaries has properly classified as exempt employees for overtime pay purposes all persons whom it has designated to be exempt employees rather than non-exempt employees.

(b)          No work stoppage, slowdown or labor strike against the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened or reasonably anticipated. The Company does not have Knowledge of any activities or proceedings of any labor union to organize any employees of the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act or other applicable similar laws. Neither the Company nor any of its Subsidiaries presently is, nor has it been in the past, a party to, or bound by, any collective bargaining agreement with respect to its employees, and no collective bargaining agreement is being negotiated by the Company or any of its Subsidiaries. To the Company’s Knowledge, no event has occurred, and no condition or circumstance exists, that might directly or indirectly give rise to or provide a basis for the commencement of any strike, slowdown, work stoppage, lockout, job action, labor dispute or union organizing activity or any similar activity or dispute.

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3.16.         Insurance. The Company and each of its Subsidiaries is insured, and during each of the past three (3) calendar years has been insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice customarily be insured, and has maintained all insurance required by applicable laws and regulations. Schedule 3.16 of the Company Disclosure Schedule lists all insurance policies maintained by the Company and each of its Subsidiaries as of the date hereof, including, without limitation, any bank-owned life insurance policies (“BOLI”). All of the policies and bonds maintained by the Company or any of its Subsidiaries are in full force and effect and all claims thereunder have been filed in a due and timely manner and no such claim has been denied. Neither the Company nor any of its Subsidiaries is in breach of or default under any insurance policy, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach or default. The value of the BOLI set forth on Schedule 3.16 of the Company Disclosure Schedule is fairly and accurately reflected on the Company’s balance sheet as of December 31, 2015.

3.17.         Environmental Matters.

(a)          Except as disclosed on Schedule 3.17(a) of the Company Disclosure Schedule, each of the Company and its Subsidiaries and each property owned, leased or operated by any of them (the “Company Property”) and, to the Knowledge of the Company, the Loan Properties (as defined below), are, and have been, in compliance with all Environmental Laws (as defined below).

(b)          There is no suit, claim, action or proceeding pending or, to the Knowledge of the Company, threatened, before any Governmental Authority or other forum in which the Company or any of its Subsidiaries has been or, with respect to threatened proceedings, may be, named as a defendant, responsible party or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release or presence of any Hazardous Material (as defined below) or Oil (as defined below) at, in, to, on, from or affecting a Company Property, a Loan Property, or any property previously owned, operated or leased by the Company or any of its Subsidiaries.

(c)          Neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company, any Loan Property, has received or been named in any written notice regarding a matter on which a suit, claim, action or proceeding as described in subsection (b) of this Section 3.17 could reasonably be based. No facts or circumstances have come to the Company’s attention which would reasonably cause it to believe that a suit, claim, action or proceeding as described in subsection (b) of this Section 3.17 would reasonably be expected to occur.

(d)          During the period of (i) the Company’s or any of its Subsidiaries’ ownership, tenancy or operation of any Company Property or (ii) the Company’s or any of its Subsidiaries’ holding of a security interest in any Loan Property, to the Knowledge of the Company, there has been no release of Hazardous Material or Oil at, in, to, on, from or affecting such Company Property or Loan Property that would reasonably be expected to result in any liabilities or obligations of the Company or any of its Subsidiaries pursuant to any Environmental Law. To the Knowledge of the Company, prior to the period of (i) the Company’s or any of its Subsidiaries’ ownership, tenancy or operation of any Company Property or any property previously owned, operated or leased by the Company or any of its Subsidiaries, or (ii) the Company’s or any of its Subsidiaries’ holding of a security interest in a Loan Property, there was no release of Hazardous Material or Oil at, in, to, on, from or affecting any such property that would reasonably be expected to result in any liabilities or obligations of the Company or any of its Subsidiaries pursuant to Environmental Law.

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(e)          Neither the Company nor any of its Subsidiaries is an “owner” or “operator” (as such terms are defined under the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, 42 U.S.C. Section 9601 et seq. (“CERCLA”)) of any Loan Property and there are no Participation Facilities (as defined below).

(f)          The following definitions apply for purposes of this Agreement: (i) “Loan Property” means any property in which the Company or any of its Subsidiaries holds a security interest, and, where required by the context (as a result of foreclosure), said term includes any property owned or operated by the Company or any of its Subsidiaries; (ii) “Participation Facility” means any facility in which the Company or any of its Subsidiaries participates or has participated in the management of environmental matters; (iii) “Hazardous Material” means any compound, chemical, pollutant, contaminant, toxic substance, hazardous waste, hazardous material, or hazardous substance, as any of the foregoing are defined, identified or regulated under or pursuant to any Environmental Laws, and including without limitation, asbestos, asbestos-containing materials, polychlorinated biphenyls, toxic mold, or fungi, or any other material that poses a threat to the Environment or to human health and safety but excludes substances in kind and amounts typically used or stored for cleaning purposes or other routine maintenance or operation of motor vehicles used by tenants (if applicable) or guests and otherwise in compliance with Environmental Laws; (iv) “Oil” means oil or petroleum of any kind or origin or in any form, as defined in or pursuant to the Federal Clean Water Act, 33 U.S.C. Section 1251 et seq., or any other Environmental Law; (v) “Environment” means any air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, sediment, surface or subsurface strata, plant and animal life, and any other environmental medium or natural resource; and (vi) “Environmental Laws” means any applicable federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, approval, consent, order, judgment, decree, injunction or agreement with any Governmental Authority relating to (A) the protection, preservation or restoration of the Environment, and/or (B) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Material or Oil. The term Environmental Law includes without limitation (a) CERCLA; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901 et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601 et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; and all comparable state and local laws, and (b) any common law (including, without limitation, common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Hazardous Material or Oil as in effect on or prior to the date of this Agreement.

(g)          Notwithstanding any other provision of this Agreement, other than as set forth in Section 3.11 (SEC Documents; Financial Reports and Regulatory Reports), Section 3.12 (Absence of Certain Changes or Events), Section 3.16 (Insurance), and Sections 3.20(a) and 3.20(b) (Property and Leases), this Section 3.17 sets forth the Company’s sole and exclusive representations and warranties with respect to Environmental Laws, Hazardous Materials, Oil and other environmental matters.

3.18.         Intellectual Property. Schedule 3.18 of the Company Disclosure Schedule contains a complete and accurate list of all Marks (as defined below) and Patents (as defined below) owned or purported to be owned by the Company and its Subsidiaries or used or held for use by the Company and its Subsidiaries in the Business (as defined below). Except as set forth on Schedule 3.18 of the Company Disclosure Schedule:

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(a)          the Company and its Subsidiaries exclusively own or possess adequate and enforceable rights to use, without payment to a third party, all of the Intellectual Property Assets (as defined below) necessary for the operation of the Business, free and clear of all mortgages, pledges, charges, liens, equities, security interests, or other encumbrances or similar agreements;

(b)          all Company Intellectual Property Assets (as defined below) owned or purported to be owned by the Company or any of its Subsidiaries which have been issued by or registered with the U.S. Patent and Trademark Office or in any similar office or agency anywhere in the world have been duly maintained (including the payment of maintenance fees) and are not expired, cancelled or abandoned and are valid and enforceable;

(c)          there are no pending, or, to the Knowledge of the Company, threatened claims against the Company or any of its Subsidiaries alleging that any activity by the Company or any of its Subsidiaries or any Product (as defined below) infringes on or violates (or in the past infringed on or violated) the rights of others in or to any Intellectual Property Assets (“Third Party Rights”) or that any of the Company Intellectual Property Assets is invalid or unenforceable;

(d)          neither any activity of the Company or any of its Subsidiaries nor any Product infringes on or violates (or in the past infringed on or violated) any Third Party Right, other than the rights of any person or entity under any patent, and to the Company’s Knowledge, neither any activity of the Company or any of its Subsidiaries nor any Product infringes on or violates (or in the past infringed on or violated) the rights of any person or entity under any patent;

(e)          to the Knowledge of the Company, no third party is violating or infringing any of the Company Intellectual Property Assets; and

(f)          the Company and its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all Trade Secrets (as defined below) owned by the Company and its Subsidiaries or used or held for use by the Company and its Subsidiaries in the Business.

(g)          For purposes of this Section 3.18, (i) “Business” means the business of the Company and its Subsidiaries as currently conducted; (ii) “Company Intellectual Property Assets” means all Intellectual Property Assets owned or purported to be owned by the Company or any of its Subsidiaries or used or held for use by the Company or any of its Subsidiaries in the Business; (iii) “Intellectual Property Assets” means, collectively, (A) patents and patent applications (“Patents”); (B) trade names, logos, slogans, Internet domain names, registered and unregistered trademarks and service marks and related registrations and applications for registration (“Marks”); (C) copyrights in both published and unpublished works, including, without limitation, all compilations, databases and computer programs, manuals and other documentation and all copyright registrations and applications; and (D) rights under applicable US state trade secret laws as are applicable to know-how and confidential information (“Trade Secrets”); and (iv) “Products” means those products and/or services researched, designed, developed, manufactured, marketed, performed, licensed, sold and/or distributed by the Company or any of its Subsidiaries.

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3.19.         Material Agreements; Defaults.

(a)          Except as set forth on Schedule 3.19(a) of the Company Disclosure Schedule or the index of exhibits in the Company 2015 Form 10-K, and except for this Agreement and the transactions contemplated hereby, neither the Company nor any of its Subsidiaries is a party to or is bound by (i) any agreement, arrangement, or commitment that is material to the financial condition, results of operations or business of the Company or any of its Subsidiaries; (ii) any written (or oral) agreement, arrangement, or commitment relating to the employment, including, without limitation, engagement as a consultant of any Person, or the election or retention in office or termination or severance of any present or former director or officer of the Company or any of its Subsidiaries; (iii) any contract, agreement, or understanding with any labor union; (iv) any agreement by and among the Company or any of its Subsidiaries, and/or any Affiliate thereof; (v) any contract or agreement or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by the Company as of the date hereof that has not been filed as an exhibit to the Company 2015 Form 10-K; (vi) any agreement, arrangement, or commitment (whether written or oral) which, upon the consummation of the transactions contemplated by this Agreement would result in any payment (whether of severance pay or otherwise) becoming due from the Company or any of its Subsidiaries to any director, officer or employee thereof; (vii) any agreement, arrangement or commitment (whether written or oral) not terminable on sixty (60) days or less notice involving the payment of in excess of $50,000 per annum individually or $100,000 in the aggregate; (viii) any agreement, arrangement or commitment (whether written or oral) which restricts the conduct of any line of business by the Company or any of its Subsidiaries; (ix) any agreement, arrangement or commitment (whether written or oral) (including any stock option plan, restricted stock plan, stock-based deferred compensation plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement; (x) any agreement containing provisions relating to non-competition, employee non-solicitation, or customer or client non-solicitation applicable to Company or any Company director or employee; (xi) any agreement, arrangement, commitment or understanding that restricts or limits the conduct of business by the Company or any of its Subsidiaries; (xii) obligates the Company or any of its Subsidiaries (or, following the consummation of the transactions contemplated hereby) to conduct business with any third party on an exclusive basis, or that grants any person other than the Company or any of its Subsidiaries “most favored nation” status or similar rights; (xiii) any agreement or arrangement which relates to a joint venture, partnership, limited liability company agreement or other similar agreement or arrangement, or to the formation, creation or operation, management or control of any partnership or joint venture with any third parties; (xiv) any agreement, arrangement, commitment, policy or understanding that provides for potential indemnification payments by the Company or any of its Subsidiaries or the potential obligation of the Company or any of its Subsidiaries, in the case of each of the foregoing as they are related to the repurchase loans; (xv) any agreement, arrangement, commitment or understanding which provides any rights to investors in the Company, including registration, preemptive or anti-dilution rights or rights to designate members of or observers to the Company’s or any of its Subsidiaries’ Board of Directors; or (xvi) any agreement, arrangement, commitment or understanding which is required to be disclosed on Schedule 3.7(a) of the Company Disclosure Schedule. Each contract, arrangement, commitment or understanding of the type described in this Section 3.19(a), whether or not set forth on Schedule 3.19(a) of the Company Disclosure Schedule, is referred to herein as a “Company Material Contract.” The Company has previously made available to Buyer complete and correct copies of all of the Company Material Contracts, including any and all amendments and modifications thereto.

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(b)          Each Company Material Contract is legal, valid and binding upon the Company or its Subsidiaries, as the case may be, and, to the Knowledge of the Company, all other parties thereto, and is in full force and effect. Neither the Company nor any of its Subsidiaries is in breach of or default under any Company Material Contract, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach or default. To the Knowledge of the Company, no other party to any Company Material Contract is in breach of or default under such Company Material Contract, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach or default.

3.20.         Property and Leases.

(a)          Each of the Company and its Subsidiaries has good and marketable title to all the real property and all other property owned by it and included in the Company Balance Sheet, free and clear of all Liens, other than (i) Liens that secure liabilities that are reflected in the Company Balance Sheet or incurred in the ordinary course of business after the date of such balance sheet, (ii) Liens for current taxes and assessments not yet past due or which are being contested in good faith, (iii) inchoate mechanics’ and materialmen’s Liens for construction in progress and other statutory Liens securing payments not past due, (iv) workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of the Company or any of its Subsidiaries consistent with past practice, (v) those items that secure public or statutory obligations or any discount with, borrowing from, or obligations to any FRB or Federal Home Loan Bank, interbank credit facilities, or any transaction by the Company’s Subsidiaries acting in a fiduciary capacity, (vi) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties.

(b)          Each lease or sublease of real property to which the Company or any of its Subsidiaries is a party is listed on Schedule 3.20(b) of the Company Disclosure Schedule, including all amendments and modifications thereto, and is in full force and effect. There exists no breach or default under any such lease by the Company or any of its Subsidiaries, nor any event which with notice or lapse of time or both would constitute a breach or default thereunder by the Company or any of its Subsidiaries, and, to the Knowledge of the Company, there exists no default under any such lease or sublease by any other party, nor any event which with notice or lapse of time or both would constitute a breach or default thereunder by such other party. The Company has previously made available to Buyer complete and correct copies of all such leases, including all amendments and modifications thereto.

(c)          Schedule 3.20(c) of the Company Disclosure Schedule sets forth a complete and accurate list of all real property owned by the Company or any of its Subsidiaries. No tenant or other party in possession of any of such property has any right to purchase, or holds any right of first refusal to purchase, such properties.

(d)          None of the properties required to be listed on Schedule 3.20(c) of the Company Disclosure Schedule and, to the Knowledge of the Company, none of the properties required to be listed on Schedule 3.20(b) of the Company Disclosure Schedule, or the buildings, structures, facilities, fixtures or other improvements thereon, or the use thereof, contravenes or violates any building, zoning, administrative, occupational safety and health or other applicable statute, law, ordinance, rule or regulation in any respect that would reasonably be expected to require expenditures by the Company or any of its Subsidiaries or to result in an impairment in or limitation on the activities presently conducted there. The plants, buildings, structures and equipment located on the properties required to be listed on Schedule 3.20(c) of the Company Disclosure Schedule, and to the Knowledge of the Company, the plants, buildings, structures and equipment located on the properties required to be listed on Schedule 3.20(b) of the Company Disclosure Schedule are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, are adequate and suitable for the purposes for which they are presently being used and there are no condemnation or appropriation proceedings pending or, to the Knowledge of the Company, threatened against any of such properties or any plants, buildings or other structures thereon.

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3.21.         Inapplicability of Takeover Laws. The Company has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any “moratorium,” “business combination,” “control share,” “fair price” or other takeover defense laws and regulations (collectively, “Takeover Laws”), if any, of the State of Ohio.

3.22.         Regulatory Capitalization. The Company Bank is, and immediately after the Effective Time will be, “well capitalized,” as such term is defined in the rules and regulations applicable to it, as amended from time to time. The Company is, and immediately prior to the Effective Time will be, “well capitalized” as such term is defined in the rules and regulations promulgated by the FRB, as amended from time to time.

3.23.         Loans; Nonperforming and Classified Assets.

(a)          Each loan agreement, note or borrowing arrangement, including, without limitation, portions of outstanding lines of credit and loan commitments (collectively, “Loans”), on the Company’s or any of its Subsidiaries’ books and records, was made and has been serviced in accordance with the Company’s lending policies in the ordinary course of business; is evidenced by appropriate and sufficient documentation; to the extent secured, has been secured by valid liens and security interests which have been perfected; and constitutes the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditor’s rights and to general equity principles. The Company has previously made available to Buyer complete and correct copies of its lending policies. The deposit and loan agreements of the Company and its Subsidiaries comply with all applicable laws, rules and regulations. The allowance for loan losses reflected in the Company SEC Documents and the financial statements filed therewith, as of their respective dates, is adequate under GAAP and all regulatory requirements applicable to financial institutions.

(b)          Schedule 3.23(b) of the Company Disclosure Schedule discloses as of September 19, 2016: (i) any Loan under the terms of which the obligor is sixty (60) or more days delinquent in payment of principal or interest, or to the Knowledge of the Company, in default of any other provision thereof; (ii) each Loan which has been classified as “other loans specially maintained,” “classified,” “criticized,” “substandard,” “doubtful,” “credit risk assets,” “watch list assets,” “loss” or “special mention” (or words of similar import) by the Company, its Subsidiaries or a Governmental Authority (the “Classified Loans”); (iii) a listing of the real estate owned, acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof; and (iv) each Loan with any director, executive officer or five percent (5%) or greater shareholder of the Company, or to the Knowledge of the Company, any Person controlling, controlled by or under common control with any of the foregoing. All Loans which are classified as “Insider Transactions” by Regulation O of the FRB have been made by the Company or any of its Subsidiaries in an arms-length manner made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons and do not involve more than normal risk of collectability or present other unfavorable features.

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3.24.         Investment Securities. Each of the Company and its Subsidiaries has good title to all securities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Liens, except to the extent such securities are pledged in the ordinary course of business to secure obligations of the Company or its Subsidiaries. Such securities are valued on the books of the Company in accordance with GAAP. The Company and its Subsidiaries and their respective businesses employ investment, securities, risk management and other policies, practices and procedures which the Company believes are prudent and reasonable in the context of such businesses.

3.25.         Investment Management and Related Activities. Except as set forth on Schedule 3.25 of the Company Disclosure Schedule, none of the Company, any of its Subsidiaries or the Company’s or its Subsidiaries’ directors, officers or employees is required to be registered, licensed or authorized under the laws or regulations issued by any Governmental Authority as an investment adviser, a broker or dealer, an insurance agency or company, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, investment adviser, representative or solicitor, a counseling officer, an insurance agent, a sales person or in any similar capacity with a Governmental Authority.

3.26.         Derivative Transactions. All Derivative Transactions (as defined below) entered into by the Company or any of its Subsidiaries were entered into in accordance with applicable rules, regulations and policies of any Governmental Authority, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Company and its Subsidiaries, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. The Company and its Subsidiaries have duly performed all of their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and there are no breaches, violations or defaults by the Company or its affiliates, or, to the Knowledge of the Company, allegations or assertions of such by any party thereunder. The Company and its Subsidiaries have adopted policies and procedures consistent with the publications of Governmental Authorities with respect to their derivatives program. For purposes of this Section 3.26, “Derivative Transactions” shall mean any swap transaction, option, warrant, forward purchase or forward sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

3.27.         Repurchase Agreements. With respect to all agreements pursuant to which the Company or any of its Subsidiaries has purchased securities subject to an agreement to resell, if any, the Company or any of its Subsidiaries, as the case may be, has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and, as of the date hereof, the value of such collateral equals or exceeds the amount of the debt secured thereby.

3.28.         Deposit Insurance. The deposits of the Company Bank are insured by the FDIC in accordance with the FDIA to the fullest extent permitted by law, and each Subsidiary has paid all premiums and assessments and filed all reports required by the FDIA. No proceedings for the revocation or termination of such deposit insurance are pending or, to the Knowledge of the Company, threatened.

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3.29.         CRA, Anti-money Laundering and Customer Information Security. Neither the Company nor any of its Subsidiaries is a party to any agreement with any individual or group regarding CRA matters and the Company has no Knowledge of, and none of the Company and its Subsidiaries has been advised of, or has any reason to believe (because of the Company Bank’s Home Mortgage Disclosure Act data for the year ended December 31, 2015, filed with the FDIC, or otherwise) that any facts or circumstances exist, which would cause the Company Bank: (a) to be deemed not to be in satisfactory compliance with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal or state bank regulators of lower than “satisfactory”; (b) to be deemed to be operating in violation of the federal Bank Secrecy Act, as amended, and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act, and the regulations promulgated thereunder, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (b) to be deemed not to be in satisfactory compliance with the applicable requirements contained in any federal and state privacy or data security laws and regulations, including, without limitation, in Title V of the Gramm- Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by the Company Bank pursuant to 12 C.F.R. Part 30. Furthermore, the Board of Directors of the Company Bank has adopted and the Company Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 and all other applicable provisions of the USA PATRIOT Act and the regulations thereunder.

3.30.         Transactions with Affiliates. Except as set forth on Schedule 3.30 of the Company Disclosure Schedule, there are no outstanding amounts payable to or receivable from, or advances by the Company or any of its Subsidiaries to, and neither the Company nor any of its Subsidiaries is otherwise a creditor or debtor to, any shareholder owning five percent (5%) or more of the outstanding Company Common Stock, director, employee or Affiliate of the Company or any of its Subsidiaries, other than as part of the normal and customary terms of such persons’ employment or service as a director with the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to any transaction or agreement with any of its respective Affiliates, shareholders owning five percent (5%) or more of the outstanding Company Common Stock, directors or executive officers or any material transaction or agreement with any employee other than executive officers. All agreements between the Company and any of its Affiliates comply, to the extent applicable, with Regulation W of the FRB.

3.31.         Brokers; Fairness Opinion. No action has been taken by the Company or any of its Subsidiaries that would give rise to any valid claim against the Company for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement, except in connection with the engagement of Keefe, Bruyette & Woods, Inc. (the “Financial Advisor”) by the Company. The fee payable to the Financial Advisor in connection with the transactions contemplated by this Agreement is described in an engagement letter between the Company and the Financial Advisor, a complete and correct copy of which has been previously made available to Buyer. The board of directors of the Company has received the opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of the Financial Advisor, to the effect that, as of the date of such opinion, and based upon and subject to the factors, assumptions and limitations set forth therein, the Merger Consideration to be received by the common shareholders of the Company pursuant to the Merger is fair from a financial point of view to such shareholders, and such opinion has not been amended or rescinded, and remains in full force and effect. The Company has been authorized by the Financial Advisor to permit the inclusion of such opinion in its entirety in the Proxy Statement/Prospectus.

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3.32.      No Other Representations or Warranties.

(a)          Except for the representations and warranties made by the Company in this Article III, neither the Company nor any other person makes any express or implied representation or warranty with respect to the Company, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other person makes or has made any representation or warranty to Buyer or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to the Company, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by the Company in this Article III, any oral or written information presented to Buyer or any of its affiliates or representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b)          The Company acknowledges and agrees that neither Buyer nor any other person has made or is making any express or implied representation or warranty other than those contained in Article IV.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF BUYER

4.1.         Making of Representations and Warranties. As a material inducement to the Company to enter into this Agreement and to consummate the transactions contemplated hereby, except as set forth on the schedules Buyer has delivered to the Company on or prior to the date hereof (the “Buyer Disclosure Schedule”), Buyer hereby makes to the Company the representations and warranties contained in this ARTICLE IV, subject to the standards established by Section 9.1.

4.2.         Organization, Standing and Authority. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Buyer is a bank holding company under the BHCA and the regulations of the FRB promulgated thereunder. Buyer is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. Each of Buyer’s Subsidiaries has been duly organized and qualified under the laws of the jurisdiction of its organization and is duly qualified to do business and in good standing in the jurisdiction where its ownership or leasing of property or the conduct of its business requires such Subsidiary to be so qualified. Buyer owns, directly or indirectly, all of the issued and outstanding equity securities of each of its Subsidiaries.

4.3.         Capitalization. As of the date hereof, the authorized capital stock of Buyer consists of 3,000,000 shares of preferred stock, par value $1.00 per share, of which no shares are issued and outstanding, and 200,000,000 shares of Buyer Common Stock, of which 88,949,995 shares are outstanding, and 16,613,460 shares were held, directly or indirectly, by Buyer as Treasury Stock. The outstanding shares of Buyer’s capital stock are validly issued, fully paid and nonassessable with no personal liability attaching to the ownership thereof, and subject to no preemptive rights or similar rights (and were not issued in violation of any preemptive or similar rights). The shares of Buyer Common Stock to be issued in the Merger have been duly and validly reserved for issuance, and when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and free of any preemptive or similar rights.

4.4.         Corporate Power. Each of Buyer and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all of its properties and assets; and Buyer has the corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

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4.5.        Corporate Authority. This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Buyer and the Board of Directors of Buyer (the “Buyer Board”). The Buyer Board unanimously approved this Agreement and determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and in the best interests of the holders of Buyer Common Stock. Buyer has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Company, this Agreement is a legal, valid and binding agreement of Buyer, enforceable in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general principles of equity).

4.6.        Non-Contravention.

(a)          Subject to the receipt of the Regulatory Approvals and the Bank Merger Approvals, and the required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the Merger and the Bank Merger) by Buyer do not and will not (i) constitute a breach or violation of, or a default under, result in a right of termination, or the acceleration of any right or obligation under, any law, rule or regulation or any judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement of Buyer or of any of its Subsidiaries or to which Buyer or any of its Subsidiaries, properties or assets is subject or bound, (i) constitute a breach or violation of, or a default under, Buyer’s Amended and Restated Articles of Incorporation or Amended and Restated Bylaws, or (ii) require the consent or approval of any third party or Governmental Authority under any such law, rule, regulation, judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement.

(b)          As of the date hereof, Buyer has no Knowledge of any reasons relating to Buyer or the Buyer Bank (including, without limitation, compliance with the CRA or the USA PATRIOT Act) why (i) any of the Regulatory Approvals or the Bank Merger Approvals shall not be received from the applicable Governmental Authorities having jurisdiction over the transactions contemplated by this Agreement or (ii) why any Burdensome Condition would be imposed.

4.7.        Articles of Incorporation; Bylaws. Buyer has made available to the Company a complete and correct copy of its Amended and Restated Articles of Incorporation Articles of Incorporation and Amended and Restated Bylaws, each as amended to date, of Buyer. Buyer is not in violation of any of the terms of its Amended and Restated Articles of Incorporation or Amended and Restated Bylaws. The minute books of Buyer and each of its Subsidiaries contain complete and accurate records of all meetings held by, and complete and accurate records of all other corporate actions of, their respective stockholders and boards of directors (including committees of their respective boards of directors).

4.8.        Compliance with Laws. Each of Buyer and its Subsidiaries:

(a)          has been and is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting their businesses, including, without limitation, all Finance Laws, and all applicable fair lending laws and other laws relating to discriminatory business practices. In addition, there is no pending or, to the Knowledge of Buyer, threatened charge by any Governmental Authority that any of Buyer and its Subsidiaries has violated, nor any pending or, to the Knowledge of Buyer, threatened investigation by any Governmental Authority with respect to possible violations of, any applicable Finance Laws;

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(b)          has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, authorizations, orders and approvals are in full force and effect and, to the Knowledge of Buyer, no suspension or cancellation of any of them is threatened; and

(c)          has received, since January 1, 2013, no notification or communication from any Governmental Authority (i) asserting that Buyer or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces, (ii) threatening to revoke any license, franchise, permit, or governmental authorization, (iii) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, federal deposit insurance or (iv) failing to approve any proposed acquisition, or stating its intention not to approve acquisitions, proposed to be effected by Buyer within a certain time period or indefinitely (nor, to the Knowledge of Buyer, do any grounds for any of the foregoing exist).

4.9.        Litigation; Regulatory Action.

(a)          Except as set forth on Schedule 4.9(a) of the Buyer Disclosure Schedule, no litigation, claim, suit, investigation or other proceeding before any court, governmental agency or arbitrator is pending against Buyer or any of its Subsidiaries, and, to the Knowledge of Buyer (i) no litigation, claim, suit, investigation or other proceeding has been threatened and (ii) there are no facts which would reasonably be expected to give rise to such litigation, claim, suit, investigation or other proceeding.

(b)          Except as set forth on Schedule 4.9(b) of the Buyer Disclosure Schedule, neither Buyer nor any of its Subsidiaries nor any of their respective properties is a party to or is subject to any assistance agreement, board resolution, order, decree, supervisory agreement, memorandum of understanding, condition or similar arrangement or enforcement action with, or a commitment letter or similar submission to, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of Buyer or any of its Subsidiaries. Except as set forth on Schedule 4.9(b) of the Buyer Disclosure Schedule, neither Buyer nor any of its Subsidiaries has been subject to any order or directive by, or been ordered to pay any civil money penalty by, or has been since January 1, 2013, a recipient of any supervisory letter from, or since January 1, 2013, has adopted any board resolutions at the request of, any Governmental Authority that currently regulates in any material respect the conduct of its business or that in any manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, other than those of general application that apply to similarly-situated bank or financial holding companies or their subsidiaries.

(c)          Neither Buyer nor any of its Subsidiaries, has been advised by a Governmental Authority that it will issue, or has Knowledge of any facts which would reasonably be expected to give rise to the issuance by any Governmental Authority or has Knowledge that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, board resolution, memorandum of understanding, supervisory letter, commitment letter, condition or similar submission or enforcement action.

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4.10.      SEC Documents; Financial Reports; and Regulatory Reports.

(a)          Buyer’s Annual Report on Form 10-K, as amended through the date hereof, for the fiscal year ended December 31, 2015 (the “Buyer 2015 Form 10-K”), and all other reports, registration statements, definitive proxy statements or information statements required to be filed or furnished by Buyer or any of its Subsidiaries subsequent to January 1, 2013 under the Securities Act, or under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (collectively, the “Buyer SEC Documents”), with the SEC, and all of the Buyer SEC Documents filed with the SEC after the date hereof, in the form filed or to be filed at the time filed or to be filed, (i) complied or will comply as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (ii) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that information filed or furnished as of a later date shall be deemed to modify information as of an earlier date; and each of the balance sheets contained in or incorporated by reference into any such Buyer SEC Document (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which such balance sheet relates as of its date, and each of the statements of income and changes in shareholders’ equity and cash flows or equivalent statements in such Buyer SEC Documents (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in shareholders’ equity and changes in cash flows, as the case may be, of the entity or entities to which such statement relates for the periods to which it relates, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year end audit adjustments in the case of unaudited financial statements. Except for those liabilities that are fully reflected or reserved against in the most recent audited consolidated balance sheet of Buyer and its Subsidiaries contained in the Buyer 2015 Form 10-K and, except for liabilities reflected in Buyer SEC Documents filed prior to the date hereof or incurred in the ordinary course of business consistent with past practices or in connection with this Agreement, since December 31, 2015, neither Buyer nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on its consolidated balance sheet or in the notes thereto.

(b)          Buyer and each of its Subsidiaries, officers and directors are in compliance with, and have complied, with (1) the applicable provisions of Sarbanes-Oxley and the related rules and regulations promulgated under such act and the Exchange Act and (2) the applicable listing and corporate governance rules and regulations of NYSE. Buyer (i) has established and maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, and (ii) has disclosed based on its most recent evaluations, to its outside auditors and the audit committee of the Buyer Board (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Buyer’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Buyer’s internal control over financial reporting.

(c)          Since January 1, 2013, Buyer and its Subsidiaries have duly filed with the FRB, FDIC, OCC and any other applicable Governmental Authority, in correct form, the reports required to be filed under applicable laws and regulations and such reports were complete and accurate and in compliance with the requirements of applicable laws and regulations.

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4.11.       Absence of Certain Changes or Events. Except as disclosed in the Buyer SEC Documents filed or furnished prior to the date hereof, or as otherwise expressly permitted or expressly contemplated by this Agreement, since December 31, 2015, there has been not been (a) any change or development in the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of Buyer or any of its Subsidiaries which has had, or would reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect, or (b) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of Buyer or any of its Subsidiaries or any redemption, purchase or other acquisition of any of its securities, other than in the ordinary course of business consistent with past practice.

4.12.       Taxes. For purposes of this Section 4.12, any reference to Buyer or its Subsidiaries shall be deemed to include a reference to Buyer’s predecessors or the predecessors of its Subsidiaries, respectively, except where inconsistent with the language of this Section 4.12.

(a)          Each of Buyer and its Subsidiaries has (i) timely filed (or there has been timely filed on its behalf) with the appropriate Governmental Authorities all Tax Returns required to be filed by it (giving effect to all extensions) and such Tax Returns are true, correct and complete; and (ii) timely paid in full (or there has been timely paid in full on its behalf) all Taxes required to have been paid by it.

(b)          The unpaid Taxes of Buyer and its Subsidiaries (i) did not, as of December 31, 2015, exceed the accrued Tax liability (rather than any deferred income Tax liability established to reflect timing differences between book and Tax income) included in Buyer’s audited consolidated balance sheet as of December 31, 2015, and (ii) will not exceed the accrued Tax liability as adjusted for transactions or operations in the ordinary course of business through the Closing Date in accordance with the past custom and practice of Buyer and its Subsidiaries in filing their Tax Returns.

(c)          Taxes required to have been withheld by Buyer and each of its Subsidiaries from its respective employees, independent contractors, creditors, shareholders, depositors, and other third parties have been withheld except for matters contested in good faith.

(d)          As of the date of this Agreement, no federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of Buyer or any of its Subsidiaries, and none of Buyer or its Subsidiaries has received notice in writing of any pending or proposed claims, audits or proceedings with respect to Taxes.

(e)          The federal income Tax Returns of Buyer and its Subsidiaries have been examined and any disputes relating thereto have been settled with the IRS (or the applicable statutes of limitation for the assessment of Taxes for such periods have expired) for all periods through and including December 31, 2011.

(f)          None of Buyer or any of its Subsidiaries has received any notice of deficiency or assessment from any Governmental Authority for any amount of Tax that has not been fully settled or satisfied, and to the Knowledge of Buyer, no such deficiency or assessment is proposed.

(g)          None of Buyer or any of its Subsidiaries has ever participated in a “reportable transaction” within the meaning of Section 1.6011-4(b) of the Treasury Regulations (or any predecessor provision).

(h)          As of the date hereof, Buyer is aware of no reason that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” under Section 368(a) of the Code.

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4.13.       Employee Benefit Plans.

(a)          Buyer has provided copies of or access to every material Employee Program currently maintained by Buyer or an ERISA Affiliate (“Buyer Employee Program”).

(b)          Each Buyer Employee Program that is intended to qualify under Section 401(a) or 501(c)(9) of the Code is so qualified and has received a favorable determination or approval letter from the IRS with respect to such qualification, or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the IRS for a determination of the qualified status of such Buyer Employee Program for any period for which such Buyer Employee Program would not otherwise be covered by an IRS determination and, to the Knowledge of Buyer, no event or omission has occurred that would cause any Buyer Employee Program to lose such qualification.

(c)          Each Buyer Employee Program is and has been operated in compliance with applicable laws and regulations and is and has been administered in accordance with applicable laws and regulations and with its terms, except as would not result in any material liability. No litigation or governmental administrative proceeding, audit or other proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of Buyer, threatened with respect to any Buyer Employee Program or any fiduciary or service provider thereof. All payments and/or contributions required to have been made in all material respects with respect to all Buyer Employee Programs either have been made or have been accrued in accordance with the terms of the applicable Buyer Employee Program and applicable law.

4.14.       Regulatory Capitalization. The Buyer Bank is, and immediately after the Effective Time will be, “well capitalized,” as such term is defined in the rules and regulations promulgated by the OCC, as amended from time to time. Buyer is, and immediately after the Effective Time will be, “well capitalized” as such term is defined in the rules and regulations promulgated by the FRB, as amended from time to time

4.15.       Brokers. No action has been taken by Buyer or any of its Subsidiaries that would give rise to any valid claim against Buyer for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement, other than the engagement of FBR Capital Markets & Co., whose expenses shall be paid by Buyer.

4.16.       Inapplicability of Takeover Laws. Buyer has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any Takeover Law, if any, of the Commonwealth of Pennsylvania.

4.17.       Deposit Insurance. The deposits of the Buyer Bank are insured by the FDIC in accordance with the FDIA to the fullest extent permitted by law, and each Buyer Bank has paid all premiums and assessments and filed all reports required by the FDIA. No proceedings for the revocation or termination of such deposit insurance are pending or, to the Knowledge of Buyer, threatened.

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4.18.       No Other Representations or Warranties.

(a)          Except for the representations and warranties made by Buyer in this Article IV, neither Buyer nor any other person makes any express or implied representation or warranty with respect to Buyer, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Buyer hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Buyer nor any other person makes or has made any representation or warranty to the Company or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Buyer, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by Buyer in this Article IV, any oral or written information presented to the Company or any of its affiliates or representatives in the course of their due diligence investigation of Buyer, the negotiation of this Agreement or in the course of the transactions contemplated hereby

(b)          Buyer acknowledges and agrees that neither Company nor any other person has made or is making any express or implied representation or warranty other than those contained in Article III.

ARTICLE V.

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1.        Company Forbearances. From the date hereof until the Effective Time, except as set forth on the Company Disclosure Schedule or as expressly contemplated by this Agreement, without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), the Company will not, and will cause each of its Subsidiaries not to:

(a)          Ordinary Course. Conduct its business other than in the ordinary and usual course consistent with past practice, or fail to use reasonable best efforts to preserve intact its business organizations and assets and maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action that would reasonably be expected to (i) adversely affect the ability of any party to obtain any necessary approval of the Company’s shareholders or any Governmental Authority required for the transactions contemplated hereby (including, without limitation, the Regulatory Approvals and the Bank Merger Approvals) or (ii) adversely affect the Company’s ability to perform any of its material obligations under this Agreement.

(b)          Stock. (i) Other than pursuant to awards outstanding as of the date of this Agreement under the Company’s DCB Financial Corp 2004 Long-Term Stock Incentive Plan or 2014 DCB Financial Corp Restricted Stock Plan listed on the Company Disclosure Schedule, issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of stock, any securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any stock options or stock appreciation rights, or any other rights to subscribe for or acquire shares of stock, or take any action related to such issuance or sale, (ii) enter into any agreement with respect to the foregoing, (iii) accelerate the vesting of any existing stock-based awards (other than as required by the terms of existing stock-based awards), or (iv) change (or establish a record date for changing) the number of, or provide for the exchange of, shares of its stock, any securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any stock appreciation rights, or any other rights to subscribe for or acquire shares of stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to its outstanding stock or any other such securities.

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(c)          Dividends, Etc. (i) Make, declare or pay any dividend on or in respect of, or declare or make any distribution on, any shares of stock other than (x) dividends from wholly owned Subsidiaries to the Company or any other wholly owned Subsidiary of the Company, as applicable, or (y) regular quarterly cash dividends on Company Common Stock no greater than the rate paid during the fiscal quarter immediately preceding the date hereof with record and payment dates consistent with past practice (subject to the last sentence of this clause (c)), or (ii) directly or indirectly combine, redeem, reclassify, purchase or otherwise acquire, any shares of its stock. After the date hereof, the Company shall coordinate with Buyer regarding the declaration of any dividends in respect of the Company Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of the Company Common Stock shall not receive two (2) dividends for any single calendar quarter with respect to their shares of Company Common Stock and any shares of Buyer Common Stock that such holders receive in exchange therefor in the Merger.

(d)          Compensation; Employment Agreements; Etc. Enter into or amend any employment, severance or similar agreements or arrangements with any of its directors, officers, employees or consultants, grant any salary or wage increase, increase any employee benefit, or make any incentive or bonus payments, except for (i) normal merit increases in the ordinary course of business consistent with past practice, not to exceed an aggregate increase of more than three percent (3%) from the aggregate amount paid in 2016, (ii) as may be required by law, (iii) to satisfy contractual obligations existing as of the date hereof and disclosed on Schedule 3.14(a) of the Company Disclosure Schedule or the index of exhibits in the Company 2015 Form 10-K or (iv) as set forth on Schedule 5.1(d) or otherwise expressly provided in this Agreement.

(e)          Benefit Plans. Except as may be required (i) by applicable law or the express terms of this Agreement or (ii) to satisfy contractual obligations existing as of the date hereof and disclosed on Schedule 3.14(a) of the Company Disclosure Schedule, enter into, establish, adopt or amend any Company Employee Program or other pension, retirement, stock option, stock purchase, restricted stock, savings, profit sharing, deferred compensation, consulting, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any director, officer or other employee of the Company or any of its Subsidiaries, including, without limitation, taking any action that accelerates the vesting or exercise of any benefits payable thereunder, other than amendments in the ordinary course that do not materially increase the cost or expense of maintaining such agreements.

(f)          Company Employees. Hire any employee of the Company other than (i) to replace a departing employee of the Company or (ii) hire or terminate any employee of Company with an annual base salary of $50,000 or less, elect to any office any person who is not a member of the Company’s management team as of the date of this Agreement or elect to the Company Board or the board of directors of the Company Bank any person who is not a member of the Company Board or the board of the Company Bank, respectively, as of the date of this Agreement.

(g)          Dispositions. Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to the Company and its Subsidiaries taken as a whole.

(h)          Governing Documents. Amend its Articles of Incorporation or Code of Regulations (or equivalent documents).

(i)          Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice and as subject to Section 5.1(r)) all or any portion of the assets, business, securities, deposits or properties of any other entity.

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(j)          Capital Expenditures. Make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $50,000 individually or $100,000 in the aggregate.

(k)          Contracts. Enter into or terminate any Company Material Contract, amend or modify in any material respect any Company Material Contract, or waive any material rights under any Company Material Contract other than in the ordinary course of business consistent with past practice.

(l)          Claims. Except for debt workouts in the ordinary course of business, enter into any settlement or similar agreement in excess of $50,000 individually or $100,000 in the aggregate, with respect to any action, suit, proceeding, order or investigation to which the Company or any of its Subsidiaries is a party, or waive or release any material rights or claims, or agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations in any material respect.

(m)          Banking Operations. Enter into any new material line of business; change, in any material way, its lending, investment, underwriting, risk and asset liability management or other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority; introduce any material new products or services, any material marketing campaigns or any material new sales compensation or incentive programs or arrangements; or file any application or make any contract with respect to branching or site location or branching or site relocation, including but not limited to loan production offices.

(n)          Derivative Transactions. Enter into any Derivative Transactions.

(o)          Indebtedness. Incur, modify, extend or renegotiate any indebtedness for borrowed money (other than deposits, federal funds purchased, federal home loan bank advances, and securities sold under agreements to repurchase, in each case in the ordinary course of business consistent with past practice), prepay any indebtedness or other similar arrangements so as to cause the Company or any of its Subsidiaries to incur any prepayment penalty thereunder, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than in the ordinary course of business consistent with past practice.

(p)          Investment Securities. Acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) (i) any debt security or equity investment of a type or in an amount other than in the ordinary course of business consistent with past practice, or restructure or materially change its investment securities portfolio or its interest rate risk position, through purchases, sales or otherwise, or in the manner in which the portfolio is classified.

(q)          Loans. Except for Loans or commitments for Loans that have been approved prior to the date of this Agreement, (i) make or acquire any new Loan or issue new commitments for any Loan in excess of $1,000,000 or (ii) renegotiate, renew, increase or modify any existing Loan in excess of $1,000,000; provided, however, that no action shall be taken with respect to any Classified Loans; provided, further, that the Loan thresholds referenced herein shall refer to the amount of all Loans to any one borrower or related borrowers in the aggregate, as defined in the Company’s credit policies.

(r)          Investments in Real Estate. Make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice); or foreclose on or take a deed or title to any real estate other than one (1)—four (4) family residential properties with a value of less than $1,000,000.

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(s)          Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by changes in laws or regulations or by GAAP.

(t)          Tax Matters. Make or change any Tax election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, fail to timely file any Tax Return, enter into any closing agreement, settle or compromise any liability with respect to Taxes, agree to any adjustment of any Tax attribute, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax.

(u)          Loan Policies. Change its loan policies or procedures in effect as of the date hereof, except as required by any Governmental Authority.

(v)         Adverse Actions. (i) Knowingly take any action that would, or would be reasonably likely to, prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or (ii) take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, (y) any of the conditions to the Merger set forth in ARTICLE VII not being satisfied, or (z) a material violation of any provision of this Agreement.

(w)          Agreements. Agree or commit to do anything prohibited by this Section 5.1.

5.2.        Buyer Forbearances. From the date hereof until the Effective Time, except as set forth on the Buyer Disclosure Schedule or as expressly contemplated by this Agreement, without the prior written consent of the Company, Buyer will not, and will cause each of its Subsidiaries not to: (a) amend its Amended and Restated Articles of Incorporation or Amended and Restated Bylaws in a manner that would materially and adversely affect the economic benefit of the Merger to the holders of Company Common Stock; (b) knowingly take any action that would, or would be reasonably likely to, prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; (c) take any action that is intended or is reasonably likely to result in any of the conditions to the Merger set forth in Article VII not being satisfied; (d) adjust, split, combine or reclassify any capital stock of Buyer or declare or pay any special or extraordinary dividend on Buyer Capital Stock; or (e) take any action reasonably likely to adversely affect the ability of any party to obtain any necessary approval of any Governmental Authority required for the transactions contemplated hereby, including without limitation, the Regulatory Approvals and the Bank Merger Approvals.

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ARTICLE VI.

ADDITIONAL AGREEMENTS

6.1.        Shareholder Approval.

(a)          Company Shareholder Approval.

(i)          Following the execution of this Agreement, the Company shall take, in accordance with applicable law and its Articles of Incorporation and Code of Regulations, all action necessary to convene a meeting of its shareholders as promptly as practicable (and in any event within forty-five (45) days following the time when the Registration Statement becomes effective, subject to extension with the consent of Buyer, which shall not unreasonably be withheld, conditioned or delayed) to consider and vote upon the approval of this Agreement and the transactions contemplated hereby (including the Merger) and any other matter required to be approved by the shareholders of the Company in order to consummate the Merger and the transactions contemplated hereby (including any adjournment or postponement thereof, the “Company Meeting”).

(ii)         Subject to Section 6.5 hereof, the Company shall use its reasonable best efforts to obtain the requisite vote of the Company’s shareholders to consummate the Merger and the other transactions contemplated hereby, and shall ensure that the Company Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by the Company in connection with the Company Meeting are solicited in compliance with the OGCL, the Articles of Incorporation of the Company and the Code of Regulations of the Company, and all other applicable legal requirements. The Company shall keep Buyer updated with respect to the proxy solicitation results in connection with the Company Meeting as reasonably requested by Buyer.

(iii)        Subject to Section 6.5 hereof, (A) the Company Board shall recommend that the Company’s shareholders vote to approve this Agreement and the transactions contemplated hereby (including the Merger) and any other matters required to be approved by the Company’s shareholders for consummation of the Merger and the transactions contemplated hereby (the “Company Recommendation”), and (B) the Proxy Statement/Prospectus shall include the Company Recommendation.

6.2.        Registration Statement.

(a)          Buyer and the Company agree to cooperate in the preparation of a registration statement on Form S-4 (the “Registration Statement”) to be filed by Buyer with the SEC in connection with the issuance of the Buyer Common Stock in the Merger (including the proxy statement and prospectus and other proxy solicitation materials of Buyer and the Company relating to the Company Meeting, as applicable, and constituting a part thereof (the “Proxy Statement/Prospectus”) and all related documents). Each of Buyer and the Company agree to use its reasonable best efforts to cause the Registration Statement to be declared effective by the SEC as promptly as reasonably practicable after the filing thereof. The Company agrees to cooperate with Buyer and Buyer’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from the Financial Advisor and the Company’s independent registered public accounting firm in connection with the Registration Statement and the Proxy Statement/Prospectus. After the Registration Statement is declared effective under the Securities Act, the Company, at its expense, shall promptly mail the Proxy Statement/Prospectus to the Company’s shareholders.

(b)          Each of Buyer and the Company agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Registration Statement, the Proxy Statement/ Prospectus or any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any Governmental Authority in connection with the transactions contemplated hereby. Each of Buyer and the Company agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, will contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, and (ii) the Proxy Statement/Prospectus and any amendment or supplement thereto, at the date of mailing by or on behalf of the Company, to shareholders and at the time of the Company Meeting will contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Each of Buyer and the Company further agrees that if it shall become aware, prior to the Company Meeting, of any information that would cause any of the statements in the Proxy Statement/Prospectus to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, it shall promptly inform the other party thereof and shall take the necessary steps to correct the Proxy Statement/Prospectus.

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(c)          Buyer will advise the Company, promptly after Buyer receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Buyer Common Stock for offering or sale in any jurisdiction, of the initiation of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

6.3.         Press Releases. Buyer and the Company will consult with each other before issuing any press release with respect to this Agreement and the transactions contemplated hereby and will not issue any press release or written statement for general circulation relating to the transactions contemplated hereby or make any such public statements or other disclosure regarding this Agreement without the prior consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that a party may, without the prior consent of the other party (but after consultation with the other party, to the extent practicable), issue such press release or public statements as may be required by applicable law or the rules and regulations of any stock exchange.

6.4.         Access; Information.

(a)          Upon reasonable notice and subject to applicable laws relating to the exchange of information, the Company shall, and shall cause its Subsidiaries to, afford Buyer and its officers, employees, counsel, accountants, advisors and other authorized representatives (collectively, the “Buyer Representatives”), access, during normal business hours throughout the period prior to the Effective Time, to all of its properties, books, contracts, commitments and records (including, without limitation, work papers of independent auditors), and to its officers, employees, accountants, counsel or other representatives, and, during such period, it shall, and shall cause its Subsidiaries to, furnish promptly to Buyer and the Buyer Representatives (i) a copy of each material report, schedule and other document filed with any Governmental Authority (other than reports or documents that the Company or its Subsidiaries, as the case may be, are not permitted to disclose under applicable law), and (ii) all other information concerning the business, properties and personnel of the Company and its Subsidiaries as Buyer or any Buyer Representative may reasonably request. Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access jeopardizes the attorney-client privilege of the institution in possession or control of such information or contravenes any law, rule, regulation, order, judgment or decree. Consistent with the foregoing, the Company agrees to make appropriate substitute disclosure arrangements under the circumstances in which the restrictions of the preceding sentence apply.

(b)          Buyer agrees to hold all information and documents obtained pursuant to this Section 6.4 in confidence (as provided in, and subject to the provisions of, the Confidentiality Agreement, as if it were the party receiving the confidential information as described therein). No investigation by Buyer of the business and affairs of the Company shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to Buyer’s obligation to consummate the transactions contemplated by this Agreement.

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6.5.         No Solicitation.

(a)          The Company shall not, and shall cause its Subsidiaries and the respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, affiliates and other agents of the Company and its Subsidiaries (collectively, the “Company Representatives”) not to, directly or indirectly, (i) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal;(ii) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than Buyer) any information or data with respect to the Company or any of its Subsidiaries or otherwise relating to an Acquisition Proposal; (iii) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which the Company is a party; or (iv) enter into any agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal. Any violation of the foregoing restrictions by any of the Company Representatives, whether or not such Company Representative is so authorized and whether or not such Company Representative is purporting to act on behalf of the Company or otherwise, shall be deemed to be a breach of this Agreement by the Company. The Company and its Subsidiaries shall, and shall cause each of the Company Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal.

For purposes of this Agreement, “Acquisition Proposal” shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal from Buyer), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an Acquisition Transaction. For purposes of this Agreement, “Acquisition Transaction” shall mean (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of the Company or any of its Subsidiaries representing, in the aggregate, 25% or more of the assets of the Company and its Subsidiaries on a consolidated basis; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing 25% or more of the votes attached to the outstanding securities of the Company or any of its Subsidiaries; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning 25% or more of any class of equity securities of the Company or any of its Subsidiaries; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

(b)          Notwithstanding Section 6.5(a), prior to the date of the Company Meeting, the Company may take any of the actions described in clause (ii) of Section 6.5(a) if, but only if, (i) the Company has received a bona fide unsolicited written Acquisition Proposal that did not result from a breach of this Section 6.5; (ii) the Company Board determines in good faith, after consultation with and having considered the advice of its outside legal counsel and a nationally recognized, independent financial advisor, that (A) such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (B) it is required to take such actions to comply with its fiduciary duties to the Company’s shareholders under applicable law; (iii) the Company has provided Buyer with at least three (3) Business Days’ prior notice of such determination; and (iv) prior to furnishing or affording access to any information or data with respect to the Company or any of its Subsidiaries or otherwise relating to an Acquisition Proposal, the Company receives from such Person a confidentiality agreement with terms no less favorable to the Company than those contained in the Confidentiality Agreement. The Company shall promptly provide to Buyer any non-public information regarding the Company or its Subsidiaries provided to any other Person which was not previously provided to Buyer, such additional information to be provided no later than the date of provision of such information to such other party.

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For purposes of this Agreement, “Superior Proposal” shall mean any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an Acquisition Transaction on terms that the Company Board determines in its good faith judgment, after consultation with and having considered the advice of outside legal counsel and a financial advisor of nationally recognized reputation (x) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of Company Common Stock or all, or substantially all, of the assets of the Company and its Subsidiaries on a consolidated basis; (y) would result in a transaction that (A) involves consideration to the holders of the shares of Company Common Stock that is more favorable, from a financial point of view, than the consideration to be paid to the Company’s shareholders pursuant to this Agreement, considering, among other things, the nature of the consideration being offered and any material regulatory approvals (including timing of such regulatory approvals) or other risks associated with the timing of the proposed transaction beyond or in addition to those specifically contemplated hereby, and which proposal is not conditioned upon obtaining financing and (B) is, in light of the other terms of such proposal, more favorable to the Company’s shareholders than the Merger and the transactions contemplated by this Agreement; and (z) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.

(c)          The Company shall promptly (and in any event within 24 hours) notify Buyer in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, the Company or the Company Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications) except to the extent that such materials constitute confidential information of the party making such offer or proposal under an effective confidentiality agreement). The Company agrees that it shall keep Buyer informed, on a current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).

(d)          Neither the Company Board nor any committee thereof shall (i) withdraw, qualify, amend or modify, or propose to withdraw, qualify, amend or modify, in a manner adverse to Buyer in connection with the transactions contemplated by this Agreement (including the Merger), the Company Recommendation, fail to reaffirm the Company Recommendation within five (5) Business Days following receipt of an Acquisition Proposal, or make any statement, filing or release, in connection with the Company Meeting or otherwise, inconsistent with the Company Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the Company Recommendation); (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal; or (iii) enter into (or cause the Company or any of its Subsidiaries to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 6.5(b) or (B) requiring the Company to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.

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(e)          Notwithstanding Section 6.5(d), prior to the date of the Company Meeting, the Company Board may withdraw, qualify, amend or modify the Company Recommendation (a “Company Subsequent Determination”) after the fifth Business Day following Buyer’s receipt of a notice (the “Notice of Superior Proposal”) from the Company advising Buyer that the Company Board has decided that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of this Section 6.5) constitutes a Superior Proposal if, but only if, (i) the Company Board has reasonably determined in good faith, after consultation with and having considered the advice of outside legal counsel and a financial advisor of nationally recognized reputation, that it is required to take such actions to comply with its fiduciary duties to the Company’s shareholders under applicable law, (ii) during the five (5) Business Day period after receipt of the Notice of Superior Proposal by Buyer (the “Notice Period”), the Company and the Company Board shall have cooperated and negotiated in good faith with Buyer to make such adjustments, modifications or amendments to the terms and conditions of this Agreement as would enable the Company to proceed with the Company Recommendation without a Company Subsequent Determination; provided, however, that Buyer shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement and (iii) at the end of the Notice Period, after taking into account any such adjusted, modified or amended terms as may have been proposed by Buyer since its receipt of such Notice of Superior Proposal, the Company Board has again in good faith made the determination (A) in clause (i) of this Section 6.5(e) and (B) that such Acquisition Proposal constitutes a Superior Proposal. In the event of any material revisions to the Superior Proposal, the Company shall be required to deliver a new Notice of Superior Proposal to Buyer and again comply with the requirements of this Section 6.5(e), except that the Notice Period shall be reduced to three (3) Business Days.

(f)          Nothing contained in this Section 6.5 shall prohibit the Company or the Company Board from complying with the Company’s obligations required under Rule 14e-2(a) promulgated under the Exchange Act; provided, however, that any such disclosure relating to an Acquisition Proposal (other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed a change in the Company Recommendation unless the Company Board reaffirms the Company Recommendation in such disclosure.

6.6.         Takeover Laws. No party shall take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Laws, as applicable, and each party shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Laws, as now or hereafter in effect, that purports to apply to this Agreement or the transactions contemplated hereby.

6.7.         Shares Listed. Prior to the Effective Time, to the extent required by NYSE, Buyer shall file a notice of additional listing of shares with NYSE with respect to the shares of Buyer Common Stock to be issued to the holders of the Company Common Stock in the Merger.

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6.8.         Regulatory Applications; Filings; Consents. Buyer and the Company and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts (a) to promptly prepare all documentation, effect all filings and obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities, including, without limitation, the Regulatory Approvals and the Bank Merger Approvals, necessary to consummate the transactions contemplated by this Agreement (including, without limitation, the Merger and the Bank Merger), and (b) to comply with the terms and conditions of such permits, consents, approvals and authorizations; provided, however, nothing contained herein shall be deemed to require the Buyer, the Company or their Subsidiaries to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of any third parties and Governmental Authorities that would reasonably be expected to have a Company Material Adverse Effect or Buyer Material Adverse Effect, after giving effect to the transaction contemplated by this Agreement (together, the “Burdensome Conditions”). Provided that the Company has cooperated as required above, Buyer agrees to file the requisite applications to be filed by it with the FRB, the FDIC and the Pennsylvania Department of Banking and Securities (the “PDBS”) and, if necessary, any other Governmental Authority including Governmental Authorities of the states in which Buyer, the Company and their respective Subsidiaries operate. Each of Buyer and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to, all material written information submitted to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party reasonably apprised of the status of material matters relating to completion of the transactions contemplated hereby.

6.9.         Indemnification; Directors’ and Officers’ Insurance.

(a)          Buyer agrees that all rights to indemnification and all limitations of liability existing in favor of any director or officer of the Company or its Subsidiaries (the “Indemnified Parties”) as provided in the Company’s Articles of Incorporation or Code of Regulations or in the similar governing documents of the Company’s Subsidiaries as in effect as of the date hereof with respect to matters occurring on or prior to the Effective Time shall survive the Merger and shall continue in full force and effect for a period of six (6) years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.

(b)          Prior to the Effective Time, the Company, in consultation with and subject to the approval by Buyer, shall purchase an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage for the Company’s directors and officers in a form acceptable to the Company which shall provide such directors and officers with coverage for six (6) years following the Effective Time of not less than the existing coverage under, and have other terms not materially less favorable to, the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by the Company, so long as the aggregate cost is less than 200% of the annual premium currently paid by the Company for such insurance (the “Premium Limit”). In the event that the Premium Limit is insufficient for such coverage, the Company may enter into an agreement to spend up to that amount to purchase such lesser coverage as may be obtained with such amount.

(c)          In the event Buyer or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Buyer shall assume the obligations set forth in this Section 6.9.

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(d)          The provisions of this Section 6.9 are intended to be for the benefit of, and to grant third party rights to, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

6.10.      Employees and Benefit Plans.

(a)          Following the Effective Time and until December 31, 2017 (the “Continuation Period”), Buyer shall provide the individuals who are employed by Company or any of its Subsidiaries immediately before the Effective Time (the “Company Employees”) and who continue employment during such time period with (i) annual base compensation no less than the annual base compensation provided to such Company Employees immediately prior to the Effective Time; (ii) target incentive opportunities that are no less than the target incentive amounts provided to such Company Employees immediately prior to the Effective Time; and (iii) other employee benefits (which shall not include severance benefits) that are substantially comparable in the aggregate to the employee benefits provided to Buyer’s and its ERISA Affiliates’ similarly-situated employees after the Effective Time; provided, however, that until such time as Buyer fully integrates the Company Employees into its plans, participation in Company Employee Programs shall be deemed to satisfy the foregoing standards, and with it being understood that the Company Employees may commence participating in the plans of Buyer on different dates after the Effective Time with respect to Buyer’s and its ERISA Affiliates’ different plans.

(b)          Without limiting the generality of subsection (a) above, from and after the Effective Time, Buyer shall assume, honor and continue during the Continuation Period or, if later, until all obligations thereunder have been satisfied, all of Company’s employment, retention, termination and change in control plans, policies, programs, agreements, arrangements, and other Company Employee Programs (which shall not include severance benefits) maintained by Company or any of its Subsidiaries, in each case, as in effect at the Effective Time, including with respect to any payments, benefits or rights arising as a result of the transactions contemplated by this Agreement (either alone or in combination with any other event), without any amendment or modification, other than any amendment or modification required to comply with applicable law. Notwithstanding the foregoing, Buyer may amend or terminate any such arrangement to the extent that such amendment or termination is permitted by the terms of the applicable arrangement as of the Effective Time.

(c)          With respect to all plans maintained by Buyer in which the Company Employees are eligible to participate after the Closing Date (including any vacation, paid time-off and severance plans) for purposes of determining eligibility to participate, level of benefits and vesting (but not for benefit accrual under any defined benefit pension plan), each Company Employee’s service with the Company or any of its Subsidiaries (as well as service with any predecessor employer of the Company or any such Subsidiary, to the extent service with the predecessor employer is recognized by the Company or such Subsidiary) shall be treated as service with Buyer to the extent such service would have been recognized by Company or its Subsidiaries under analogous Company Employee Programs prior to the Effective Time; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits for the same period of service or result in violations of applicable law.

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(d)          Without limiting the generality of subsection (a) above, Buyer shall use all commercially reasonable efforts to waive any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by Buyer in which Company Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Company Employee Program immediately prior to the Effective Time. Buyer shall use all commercially reasonable efforts to recognize the dollar amount of all co-payments, deductibles and similar expenses incurred by each Company Employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which they will be eligible to participate from and after the Effective Time. After the Effective Time, Buyer shall be responsible for providing continuation coverage required under Section 4980B of the Code and Title I, Part 6 of ERISA to all former employees of Company who terminated employment on or before such date and to all persons who are considered “M&A qualified beneficiaries” as defined under Treas. Reg. Section 54.4980B-9 in connection with this transaction

(e)          If requested by Buyer in writing at least sixty (60) days prior to the Effective Time, Company shall cause any 401(k) plan sponsored or maintained by Company (the “Company 401(k) Plan”) to be terminated effective as of the day immediately prior to the Effective Time and contingent upon the occurrence of the Closing. In the event that Buyer requests that any Company 401(k) Plan be terminated, the Company Employees shall be eligible to participate, effective as of the Effective Time, in a 401(k) plan sponsored or maintained by Buyer (a “Buyer 401(k) Plan”). Company and Buyer shall take any and all actions as may be required, including amendments to the Company 401(k) Plan and Buyer 401(k) Plan to permit the Company Employees who are then actively employed to make rollover contributions to the Buyer 401(k) Plan of “eligible rollover distributions” (within in the meaning of Section 401(a)(31) of the Code) in the form of cash, notes (in the case of loans), or a combination thereof. Company shall provide Buyer with evidence reasonably satisfactory to Buyer that the Company 401(k) Plan has been terminated or amended, as applicable, in accordance with this subsection; provided, however, that prior to amending or terminating the Company 401(k) Plan, Company shall provide the form and substance of any applicable resolutions or amendments to Buyer for review and approval (which review shall not be unreasonably withheld, conditioned, or delayed).

(f)          Buyer agrees to honor the severance guidelines attached as Schedule 6.10(f) of the Buyer Disclosure Schedule in connection with the termination of employment of any Company Employee, in such amounts, at such times and upon such conditions as set forth on said Schedule.

(g)          Prior to the Effective Time, the parties shall allocate the dollar amount as set forth on Schedule 6.10(g) of the Company Disclosure Schedule (the “Employee Retention Amount”) among certain employees of the Company and its Subsidiaries as shall be determined by Buyer’s Chief Executive Officer (it being understood and agreed that no amounts shall be allocated to any employee with a severance or change in control agreement with the Company or any of its Subsidiaries). Each portion of the Employee Retention Amount that is so allocated will be paid in such amounts, at such times and upon such conditions as shall be set forth in letter agreements with each such Company Employee, in such form as mutually agreed upon by Buyer and the Company.

(h)          Prior to the Effective Time, the Company may allocate the dollar amount as set forth on Schedule 6.10(h) of the Company Disclosure Schedule (the “Discretionary Bonus Amount”) among certain employees of the Company and its Subsidiaries as shall be determined by the Compensation Committee of the Company Board. Each portion of the Discretionary Bonus Amount that is so allocated will be paid by the Company on the Closing Date.

(i)          The Company and Buyer shall use reasonable efforts to consult with each other, and will consider in good faith each other’s advice, prior to sending any notices or other communication materials to the employees of the Company and its Subsidiaries regarding this Agreement, the Merger or the effects thereof on the employment, compensation or benefits of such employees and, in any case, any such notice or communication materials shall comply with applicable law.

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(j)          Notwithstanding anything else contained herein to the contrary, nothing in this Section 6.10 shall be construed to create any third party beneficiary rights in any Person who is not a party to this Agreement.

6.11.       Notification of Certain Matters. Each of Buyer and the Company shall give prompt notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any condition set forth in ARTICLE VII not being satisfied, or (b) notwithstanding the standards set forth in Section 9.1, would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein. No such notice by Buyer or the Company shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to Buyer’s or the Company’s obligations to consummate the transactions contemplated by this Agreement.

6.12.       Financial Statements and Other Current Information. As soon as reasonably practicable after they become available, but in no event more than thirty (30) days after the end of each calendar month ending after the date of this Agreement, the Company shall furnish to Buyer (a) consolidated financial statements (including balance sheets, statements of operations and shareholders’ equity) of the Company and each of its Subsidiaries as of and for such month then ended, (b) internal management financial control reports showing actual financial performance against plan and previous period and (c) any reports provided to the Company Board or any committee thereof relating to the financial performance and risk management of the Company and its Subsidiaries. All information furnished by the Company to Buyer pursuant to this Section 6.12 shall be held in confidence to the same extent of Buyer’s obligations under Section 6.4(b).

6.13.       Confidentiality Agreement. The Confidentiality Agreement shall remain in full force and effect after the date hereof in accordance with its terms.

6.14.       Certain Tax Matters. During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to: (a) timely file (taking into account any extensions of time within which to file) all Tax Returns required to be filed by it, and such Tax Returns shall be prepared in a manner reasonably consistent with past practice; (b) timely pay all Taxes shown as due and payable on such Tax Returns that are so filed; (c) establish an accrual in its books and records and financial statements in accordance with past practice for all Taxes payable by it for which a Tax Return is due prior to the Effective Time; and (b) promptly notify Buyer of any suit, claim, action, investigation, proceeding or audit pending against or with respect to the Company or any of its Subsidiaries in respect of any Tax matter, including, without limitation, Tax liabilities and refund claims. The Chief Financial Officer of the Company shall execute and deliver to Squire Patton Boggs (US) LLP and Porter, Wright, Morris & Arthur, LLP certificates substantially in the form agreed to by the Company and such firms at such time as may reasonably be requested by such firms in connection with such firms’ respective delivery of its tax opinions pursuant to Section 7.2(b) and Section 7.3(b). All parties hereto shall report the Merger as a reorganization within the meaning of Code Section 368(a) unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

6.15.       Certain Litigation. The Company shall provide Buyer the opportunity to participate at its own expense in the defense or settlement of any shareholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Buyer’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

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6.16.        Classified Loans. The Company shall promptly after the end of each quarter after the date hereof and upon Closing provide Buyer with a complete and accurate list, including the amount, of all Loans subject to each type of classification of the Classified Loans.

6.17.        Charitable Commitments. Buyer is committed to supporting charitable activities in the communities which the Company serves consistent with the Company’s past practices and agrees that it will honor all charitable commitments of the Company as of the Effective Time and, for a period of three (3) years following the Effective Time, Buyer will continue the Company’s charitable giving in the region currently served by the Company at an annual level as set forth on Schedule 6.17 of the Company Disclosure Schedule. Determinations regarding the allocation of these funds shall be made by Buyer.

ARTICLE VII.

CONDITIONS TO CONSUMMATION OF THE MERGER

7.1.         Conditions to Each Party’s Obligations to Effect the Merger. The obligations of each of the parties to consummate the Merger is conditioned upon the satisfaction at or prior to the Effective Time of each of the following conditions:

(a)          Shareholder Vote. This Agreement and the transactions contemplated hereby shall have been approved by the requisite affirmative vote of the shareholders of the Company present and voting at the Company Meeting

(b)          Regulatory Approvals; No Burdensome Condition. All Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired. No Regulatory Approval shall impose any term, condition or restriction upon Buyer or any of its Subsidiaries that Buyer reasonably determines is a Burdensome Condition.

(c)          No Injunction, Etc. No order, decree or injunction of any court or agency of competent jurisdiction shall be in effect, and no law, statute or regulation shall have been enacted or adopted, that enjoins, prohibits, materially restricts or makes illegal consummation of any of the transactions contemplated hereby (other than the Bank Merger, which is the subject of Section 7.2(c)).

(d)          Effective Registration Statement. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Authority.

7.2.         Conditions to the Obligations of Buyer. The obligation of Buyer to consummate the Merger is also conditioned upon the satisfaction or waiver by Buyer, at or prior to the Effective Time, of each of the following conditions:

(a)          Representations, Warranties and Covenants of the Company. (i) Each of the representations and warranties of the Company contained herein shall be true and correct as of the date hereof and as of the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, in any case subject to the standard set forth in Section 9.1, and (ii) each and all of the agreements and covenants of the Company to be performed and complied with pursuant to this Agreement on or prior to the Closing Date shall have been duly performed and complied with in all material respects. Buyer shall have received a certificate, dated the Closing Date, signed by the Chief Executive Officer and Chief Financial Officer of the Company, to the effect that the conditions set forth in this Section 7.2(a) have been satisfied.

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(b)          Tax Opinion Relating to the Merger. Buyer shall have received an opinion from Squire Patton Boggs (US) LLP, dated as of the Closing Date, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, the Merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering its opinion, Squire Patton Boggs (US) LLP may require and rely upon representations contained in certificates of officers of each of Buyer and the Company.

(c)          Bank Merger. All regulatory approvals required to consummate the Bank Merger, including without limitation the approval of the PDBS and the FDIC (such approvals, the “Bank Merger Approvals”), shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired. No Bank Merger Approval shall impose any term, condition or restriction upon Buyer or any of its Subsidiaries that includes a Burdensome Condition. No order, decree or injunction of any court or agency of competent jurisdiction shall be in effect, and no law, statute or regulation shall have been enacted or adopted, that enjoins, prohibits, materially restricts or makes illegal consummation of the Bank Merger.

(d)          Dissenters’ Rights. Holders of no more than ten percent (10%) of the issued and outstanding shares of Company shall have exercised their statutory appraisal or dissenters’ rights pursuant to Section 2.4 hereof prior to the Closing Date.

(e)          No Change Resulting in Material Adverse Effect. From the date hereof through the Closing Date, there shall not have occurred, on a consolidated basis, any change that individually or in the aggregate results in or is reasonably likely to result in a Company Material Adverse Effect.

7.3.         Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is also conditioned upon the satisfaction or waiver by the Company, at or prior to the Effective Time, of each of the following conditions:

(a)          Representations, Warranties and Covenants of Buyer. (i) Each of the representations and warranties of Buyer contained herein shall be true and correct as of the date hereof and as of the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, in any case subject to the standard set forth in Section 9.1, and (ii) each and all of the agreements and covenants of Buyer to be performed and complied with pursuant to this Agreement on or prior to the Closing Date shall have been duly performed and complied with in all material respects. The Company shall have received a certificate, dated the Closing Date, signed by the Chief Executive Officer and Chief Financial Officer of Buyer, to the effect that the conditions set forth in this Section 7.3(a) have been satisfied.

(b)          Tax Opinion Relating to the Merger. The Company shall have received an opinion from Porter, Wright, Morris & Arthur, LLP, dated as of the Closing Date, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, the Merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering its opinion, Porter, Wright, Morris & Arthur, LLP may require and rely upon representations contained in certificates of officers of each of Buyer and the Company.

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(c)          No Change Resulting in Material Adverse Effect. From the date hereof through the Closing Date, there shall not have occurred, on a consolidated basis, any change that individually or in the aggregate results in or is reasonably likely to result in a Buyer Material Adverse Effect.

ARTICLE VIII.

TERMINATION

8.1.         Termination. This Agreement may be terminated, and the Merger and the transactions contemplated hereby may be abandoned:

(a)          by the mutual consent of Buyer and the Company in a written instrument;

(b)          by Buyer or the Company, in the event that the Merger is not consummated prior to the one year anniversary of the execution of this Agreement (the “Outside Date”), except to the extent that the failure of the Merger to be consummated shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(c)          by Buyer or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), in the event of a breach by the other party of any representation, warranty, covenant or other agreement contained herein, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach or the Outside Date, if earlier, and such breach would entitle the non-breaching party not to consummate the transactions contemplated hereby under ARTICLE VII;

(d)          by Buyer or the Company, in the event the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement (including, solely with respect to Buyer’s right to terminate this Agreement, the Bank Merger) shall have been denied by final nonappealable action of such Governmental Authority, or any Governmental Authority of competent jurisdiction shall have issued a final nonappealable order, injunction or decree enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement (including, solely with respect to Buyer’s right to terminate this Agreement, the Bank Merger); provided, however, that subject to Section 6.8, the party seeking to terminate this Agreement shall have used its reasonable best efforts to have such order, injunction or decree lifted;

(e)          by Buyer or the Company, if the approval of the Company’s shareholders required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of the Company’s shareholders or at any adjournment or postponement thereof; provided the Company has met all of its obligations with respect to such meeting of Company shareholders under this Agreement;

(f)          by Buyer, if (i) the Company Board (A) withdraws, qualifies, amends, modifies or withholds the Company Recommendation, or makes any statement, filing or release, in connection with the Company Meeting or otherwise, inconsistent with the Company Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the Company Recommendation), (B) materially breaches its obligation to call, give notice of and commence the Company Meeting under Section 6.1, (C) approves or recommends an Acquisition Proposal, (D) fails to publicly recommend against a publicly announced Acquisition Proposal within five (5) Business Days of the public announcement of such Acquisition Proposal, (E) fails to publicly reconfirm the Company Recommendation within five (5) Business Days of being requested to do so by Buyer, or (F) resolves or otherwise determines to take, or announces an intention to take, any of the foregoing actions or (ii) there shall have been a material breach of Section 6.5; or

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(g)          by the Company, if the Company Board so determines by a majority vote of the members of the Company Board, at any time during the five (5) Business Day period commencing on the Determination Date if both of the following conditions are satisfied:

(i)          the Buyer Market Value is less than 80% of the Initial Buyer Market Value; and

(ii)         the number obtained by dividing the Buyer Market Value by the Initial Buyer Market Value (“Buyer Ratio”) shall be less than the quotient obtained by dividing the Final Index Price by the Initial Index Price, minus 0.20 (the “Index Ratio”).

(iii)        If the Company elects to exercise its termination right pursuant to this Section 8.1(g), it shall give prompt written notice thereof to Buyer. During the five (5) Business Day period commencing with its receipt of such notice, Buyer shall have the option to increase the Exchange Ratio, at its sole discretion, to (x) a quotient, the numerator of which is equal to the product of the Initial Buyer Market Value, the Exchange Ratio (as then in effect) and the Index Ratio, and the denominator of which is equal to the Buyer Market Value, or (y) the quotient determined by dividing (A) the product of the Index Ratio and the Exchange Ratio (as then in effect) by (B) the Buyer Ratio. If Buyer so elects, it shall give, within such five (5) Business Day period, written notice to the Company of such election and the revised Exchange Ratio, whereupon no termination shall be deemed to have occurred pursuant to this Section 8.1(g) and this Agreement shall remain in full force and effect in accordance with its terms, except as the Exchange Ratio shall have been so modified.

(iv)        For purposes of this Section 8.1(g), the following terms shall have the meanings indicated below:

(A)         “Buyer Market Value” shall be the average of the daily closing sales prices of a share of Buyer Common Stock as reported on NYSE for the ten (10) consecutive trading days immediately preceding the Determination Date.

(B)         “Determination Date” shall mean the latest of the date on which (i) all Regulatory Approvals (and waivers, if applicable) have been received (disregarding any waiting period), (ii) all Bank Merger Approvals (and waivers, if applicable) have been received (disregarding any waiting period) (unless the condition in Section 7.2(c) is waived by Buyer), (iii) the approval of this Agreement, the Merger and any other matter required to be approved by the shareholders of the Company in order to consummate the Merger and the transactions contemplated herein is obtained and (iv) the approval of this Agreement, the Merger and any other matter required to be approved by the shareholders of Buyer in order to consummate the Merger and the transactions contemplated herein is obtained.

(C)         “Final Index Price” means the average of the closing price of the Index on each of ten (10) consecutive trading days immediately preceding the Determination Date.

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(D)         “Index” means the NASDAQ Bank Index; provided, however, that if the NASDAQ Bank Index is not available for any reason, “Index” shall mean the KBW Bank Index.

(E)         “Initial Buyer Market Value” means the average of the daily closing sales prices of a share of Buyer Common Stock, as reported on NYSE, for the ten (10) consecutive trading days immediately preceding the date of this Agreement.

(F)         “Initial Index Price” means the average of the closing prices of the Index for the ten (10) consecutive trading days immediately preceding the date of this Agreement.

(v)         If Buyer or any company belonging to the Index declares or effects a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding common stock, and the record date therefor shall be after the date of this Agreement and prior to the Determination Date, the prices for the common stock of such company shall be proportionately and appropriately adjusted for the purpose of applying this Section 8.1(g).

8.2.         Effect of Termination and Abandonment.

(a)          In the event of termination of this Agreement by either Buyer or the Company as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Buyer, the Company, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that Sections 6.3 (Press Releases), 6.13 (Confidentiality Agreement) and 9.5 (Expenses) and this Section 8.2 and all other obligations of the parties specifically intended to be performed after the termination of this Agreement shall survive any termination of this Agreement; provided, however, that, notwithstanding anything to the contrary herein, neither Buyer nor the Company shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

(b)          In the event this Agreement is terminated by Buyer pursuant to Section 8.1(f), the Company shall pay to Buyer an amount equal to $5,320,943 (the “Termination Fee”).

(c)          In the event that this Agreement is terminated by Buyer or the Company pursuant to Section 8.1(e) or Section 8.1(b) due to the failure to obtain the approval of the Company’s shareholders required for the consummation of the Merger, and (i) an Acquisition Proposal with respect to the Company shall have been publicly announced, disclosed or otherwise communicated to the Company Board or senior management of the Company prior to the Company Meeting or prior to the date specified in Section 8.1(b), as applicable, and (ii) within twelve (12) months of such termination, the Company shall have (x) recommended to its shareholders or consummated a transaction qualifying as an Acquisition Transaction or (y) entered into a definitive agreement with respect to an Acquisition Transaction, then the Company shall pay to Buyer an amount equal to the Termination Fee. For purposes of this Section 8.2(c), all references in the definition of Acquisition Transaction to “25%” shall instead refer to “50%.”

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(d)          In the event that this Agreement is terminated by Buyer pursuant to Section 8.1(c) and (i) an Acquisition Proposal with respect to the Company shall have been publicly announced, disclosed or otherwise communicated to the Company Board or senior management of the Company prior to any breach by the Company of any representation, warranty, covenant or other agreement giving rise to such termination by Buyer or during the cure period therefor provided in Section 8.1(c) and (ii) within twelve (12) months of such termination, the Company shall have (x) recommended to its shareholders or consummated a transaction qualifying as an Acquisition Transaction or (y) entered into a definitive agreement with respect to an Acquisition Transaction, then the Company shall pay to Buyer an amount equal to the Termination Fee. For purposes of this Section 8.2(d), all references in the definition of Acquisition Transaction to “25%” shall instead refer to “50%.”

(e)          Any payment of the Termination Fee required to be made pursuant to this Section 8.2 shall be made not more than two (2) Business Days after the date of the event giving rise to the obligation to make such payment. All payments under this Section 8.2 shall be made by wire transfer of immediately available funds to an account designated by Buyer.

(f)          Buyer and the Company acknowledge that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Buyer would not have entered into this Agreement. Accordingly, if the Company fails promptly to pay any amount due pursuant to this Section 8.2 and, in order to obtain such payment, Buyer commences a suit which results in a judgment against the Company for the amount set forth in this Section 8.2, the Company shall pay to Buyer its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the Termination Fee at the prime rate (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source) on the date such payment was required to be made.

ARTICLE IX.

MISCELLANEOUS

9.1.         Standard. No representation or warranty of the Company contained in ARTICLE III or of Buyer contained in ARTICLE IV shall be deemed untrue or incorrect for any purpose under this Agreement, and no party hereto shall be deemed to have breached a representation or warranty for any purpose under this Agreement, in any case as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or when taken together with all other facts, circumstances or events inconsistent with any representations or warranties contained in ARTICLE III, in the case of the Company, or ARTICLE IV, in the case of Buyer, has had or would be reasonably likely to have a Company Material Adverse Effect or a Buyer Material Adverse Effect, respectively (disregarding for purposes of this Section 9.1 any materiality or Material Adverse Effect qualification contained in any representations or warranties other than in Section 3.12 and Section 4.11). Notwithstanding the immediately preceding sentence, the representations and warranties contained in (x) Sections 3.3(a) and 3.3(b) shall be deemed untrue and incorrect if not true and correct except to a de minimis extent, (y) Sections 3.4, 3.5, 3.6, 3.7(a)(ii), 3.21, 3.31, the second sentence of Section 3.8, and the first three sentences of Section 3.2, in the case of the Company, and Sections 4.3, 4.4, 4.5, 4.6(a)(ii), 4.15 and the first two sentences of Section 4.2, in the case of Buyer, shall be deemed untrue and incorrect if not true and correct in all material respects and (z) Section 3.12, in the case of the Company, and Section 4.11, in the case of Buyer, shall be deemed untrue and incorrect if not true and correct in all respects.

9.2.          Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time, except for those agreements and covenants that expressly apply or are to be performed in whole or in part after the Effective Time.

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9.3.         Certain Definitions.

(a)          As used in this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” shall mean, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Business Day” shall mean Monday through Friday of each week, except any legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the State of Ohio are authorized or obligated to close.

“Buyer Board” shall mean the Board of Directors of Buyer.

“Buyer Material Adverse Effect” shall mean any fact, change, event, development, effect or circumstance that, individually or in the aggregate, (a) are, or would reasonably be expected to be, materially adverse to the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of Buyer and its Subsidiaries, taken as a whole, or (b) would reasonably be expected to prevent Buyer from performing its obligations under this Agreement or consummating the transactions contemplated by this Agreement; provided, however, that notwithstanding the foregoing, the term Buyer Material Adverse Effect shall not include (i) any fact, change, event, development, effect or circumstance arising after the date hereof affecting banks or their holding companies generally or arising from changes in general business or economic conditions (and not specifically relating to or having the effect of specifically relating to or having a materially disproportionate effect on Buyer and its Subsidiaries, taken as a whole); (ii) any fact, change, event, development, effect or circumstance resulting from any change in law, GAAP or regulatory accounting after the date hereof, which affects generally entities such as Buyer and its Subsidiaries, taken as a whole (and not specifically relating to or having the effect of specifically relating to or having a materially disproportionate effect on Buyer and its Subsidiaries taken as a whole); (iii) actions and omissions of Buyer and its Subsidiaries taken with the prior written consent of the Company in furtherance of the transactions contemplated hereby or otherwise permitted to be taken by Buyer under this Agreement; (iv) any fact, change, event, development, effect or circumstance resulting from the announcement or pendency of the transactions contemplated by this Agreement; (v) any failure by Buyer to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Buyer Material Adverse Effect may be taken into account in determining whether there has been a Buyer Material Adverse Effect); and (vi) any act of war (whether or not declared), armed hostilities, civil unrest, terrorism, and natural or man-made disaster, or other acts of god.

“Company Board” shall mean the Board of Directors of the Company.

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“Company Material Adverse Effect” shall mean any fact, change, event, development, effect or circumstance that, individually or in the aggregate, (a) are, or would reasonably be expected to be, materially adverse to the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of the Company and its Subsidiaries, taken as a whole, or (b) would reasonably be expected to prevent the Company from performing its obligations under this Agreement or consummating the transactions contemplated by this Agreement; provided, however, that notwithstanding the foregoing, the term Company Material Adverse Effect shall not include (i) any fact, change, event, development, effect or circumstance arising after the date hereof affecting banks or their holding companies generally or arising from changes in general business or economic conditions (and not specifically relating to or having the effect of specifically relating to or having a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole); (ii) any fact, change, event, development, effect or circumstance resulting from any change in law, GAAP or regulatory accounting after the date hereof, which affects generally entities such as the Company and its Subsidiaries, taken as a whole (and not specifically relating to or having the effect of specifically relating to or having a materially disproportionate effect on the Company and its Subsidiaries taken as a whole); (iii) actions and omissions of the Company and its Subsidiaries taken with the prior written consent of Buyer in furtherance of the transactions contemplated hereby or otherwise permitted to be taken by the Company under this Agreement; (iv) any fact, change, event, development, effect or circumstance resulting from the announcement or pendency of the transactions contemplated by this Agreement; (v) any failure by the Company to meet any internal projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Company Material Adverse Effect may be taken into account in determining whether there has been a Company Material Adverse Effect) and (vi) any act of war (whether or not declared), armed hostilities, civil unrest, terrorism, and natural or man-made disaster, or other acts of god.

“Confidentiality Agreement” shall mean that certain letter agreement, dated July 29, 2016, by and between Buyer and the Company.

“Employee Program” shall mean (i) an employee benefit plan within the meaning of Section 3(3) of ERISA whether or not subject to ERISA; (ii) stock option plans, stock purchase plans, bonus or incentive award plans, severance pay plans, programs or arrangements, deferred compensation arrangements or agreements, employment agreements, executive compensation plans, programs, agreements or arrangements, change in control plans, programs, agreements or arrangements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements, not described in (i) above; and (iii) plans or arrangements providing compensation to employee and non-employee directors. In the case of an Employee Program funded through a trust described in Section 401(a) of the Code or an organization described in Section 501(c)(9) of the Code, or any other funding vehicle, each reference to such Employee Program shall include a reference to such trust, organization or other vehicle. An entity “maintains” an Employee Program if such entity sponsors, contributes to, or provides benefits under or through such Employee Program, or has any obligation to contribute to or provide benefits under or through such Employee Program, or if such Employee Program provides benefits to or otherwise covers any current or former employee, officer or director of such entity (or their spouses, dependents, or beneficiaries).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of a Person means an entity if it would have ever been considered a single employer with such Person under Section 4001(b) of ERISA or part of the same “controlled group” as such Person for purposes of Section 302(d)(3) of ERISA.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“GAAP” shall mean generally accepted accounting principles in the United States.

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“Governmental Authority” shall mean any U.S. or foreign federal, state or local governmental commission, board, body, bureau or other regulatory authority or agency, including, without limitation, courts and other judicial bodies, bank regulators, insurance regulators, applicable state securities authorities, the SEC, the IRS or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing.

“Knowledge” shall mean, with respect to any fact, event or occurrence, the actual knowledge after reasonable inquiry of one or more of (i) in the case of the Company, the individuals listed on Schedule 9.3(a)(i), or (ii) in the case of Buyer, the individuals listed on Schedule 9.3(a)(ii), provided, however, that in no event shall “reasonable inquiry” require environmental sampling or testing of any kind.

“Multiemployer Plan” shall mean an employee pension or welfare benefit plan to which more than one unaffiliated employer contributes and which is maintained pursuant to one or more collective bargaining agreements.

“Person” or “person” shall mean any individual, bank, corporation, partnership, limited liability company, association, joint-stock company, business trust or unincorporated organization.

“Regulatory Approvals” shall mean any consent, approval, authorization or non-objection from any Governmental Authority necessary to consummate the Merger and the other transactions contemplated by this Agreement (other than the Bank Merger Approvals), including, without limitation, the approval of the FRB.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Subsidiary” shall mean, when used with reference to a party, any corporation or organization, whether incorporated or unincorporated, of which such party or any other Subsidiary of such party is a general partner or serves in a similar capacity, or with respect to such corporation or other organization, at least 50% of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

“Tax Returns” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Tax” or “Taxes” shall mean (i) all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority, whether disputed or not; and (ii) any liability for the payment of amounts with respect to payments of a type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a result of any obligation under any tax sharing arrangement or tax indemnity agreement.

“Treasury Regulations” shall mean the Treasury regulations promulgated under the Code.

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“Treasury Stock” shall mean shares of Company Common Stock held (i) in the Company’s treasury or (ii) by the Company or any of its Subsidiaries or by Buyer or any of its Subsidiaries, in each case other than in a fiduciary capacity (including custodial or agency).

(b)          The following terms are defined elsewhere in this Agreement, as indicated below:

“Acquisition Proposal” shall have the meaning set forth in Section 6.5(a).

“Acquisition Transaction” shall have the meaning set forth in Section 6.5(a).

“Agreement” shall have the meaning set forth in the preamble to this Agreement.

“Bank Merger” shall have the meaning set forth in Section 1.9(a).

“Bank Merger Agreement” shall have the meaning set forth in Section 1.9(b).

“Bank Merger Approvals” shall have the meaning set forth in Section 7.2(c).

“Beneficial Owners” shall the meaning set forth in Section 2.6(e).

“BHCA” shall have the meaning set forth in Section 3.2.

“BOLI” shall have the meaning set forth in Section 3.16.

“Burdensome Conditions” shall have the meaning set forth in Section 6.8.

“Business” shall have the meaning set forth in Section 3.18(g).

“Buyer” shall have the meaning set forth in the preamble to this Agreement.

“Buyer 2015 Form 10-K” shall have the meaning set forth in Section 4.10(a).

“Buyer 401(k) Plan” shall have the meaning set forth in Section 6.10(e).

“Buyer Bank” shall have the meaning set forth in the recitals to this Agreement.

“Buyer Board” shall have the meaning set forth in Section 4.5.

“Buyer Common Stock” shall have the meaning set forth in Section 2.1(a).

“Buyer Disclosure Schedule” shall have the meaning set forth in Section 4.1.

“Buyer Employee Program” shall have the meaning set forth in Section 4.13(a).

“Buyer Market Value” shall have the meaning set forth in Section 8.1(g)(iv)(A).

“Buyer Ratio” shall have the meaning set forth in Section 8.1(g)(ii).

“Buyer Representatives” shall have the meaning set forth in Section 6.4(a).

“Buyer SEC Documents” shall have the meaning set forth in Section 4.10(a).

“Buyer Share Closing Price” shall have the meaning set forth in Section 2.3.

“Cash Consideration” shall have the meaning set forth in Section 2.7(a).

“Cash Election Shares” shall have the meaning set forth in Section 2.5.

“Cash Option” shall have the meaning set forth in Section 2.1(c).

“Cash Payment Target” shall have the meaning set forth in Section 2.6(a).

“CERCLA” shall have the meaning set forth in Section 3.17(e).

“Classified Loans” shall have the meaning set forth in Section 3.23(b).

“Closing” shall have the meaning set forth in Section 1.4.

“Closing Date” shall have the meaning set forth in Section 1.4.

“Code” shall have the meaning set forth in the recitals to this Agreement.

“Company” shall have the meaning set forth in the preamble to this Agreement.

“Company 2015 Form 10-K” shall have the meaning set forth in Section 3.11(a).

“Company 401(k) Plan” shall have the meaning set forth in Section 6.10(e).

“Company Balance Sheet” shall have the meaning set forth in Section 3.11(a).

“Company Bank” shall have the meaning set forth in the recitals to this Agreement.

“Company Common Stock” shall have the meaning set forth in Section 2.1(b).

“Company Director Designee” shall have the meaning set forth in Section 1.6.

“Company Disclosure Schedule” shall have the meaning set forth in Section 3.1.

“Company Employees” shall have the meaning set forth in Section 6.10(a).

“Company Employee Programs” shall have the meaning set forth in Section 3.14(a).

“Company Intellectual Property Assets” shall have the meaning set forth in Section 3.18(g).

“Company Material Contract” shall have the meaning set forth in Section 3.19(a).

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“Company Meeting” shall have the meaning set forth in Section 6.1(a).

“Company Property” shall have the meaning set forth in Section 3.17(a).

“Company Recommendation” shall have the meaning set forth in Section 6.1(a)(iii).

“Company Representatives” shall have the meaning set forth in Section 6.5(a).

“Company SEC Documents” shall have the meaning set forth in Section 3.11(a).

“Company Stock Option” shall have the meaning set forth in Section 2.9(b).

“Company Subsequent Determination” shall have the meaning set forth in Section 6.5(e).

“Company Voting Agreements” shall have the meaning set forth in the recitals to this Agreement.

“Continuation Period” shall have the meaning set forth in Section 6.10(a).

“CRA” shall have the meaning set forth in Section 3.7(b).

“Derivative Transactions” shall have the meaning set forth in Section 3.26.

“Determination Date” shall have the meaning set forth in Section 8.1(g)(iv)(B).

“OGCL” shall have the meaning set forth in Section 1.1.

“Discretionary Bonus Amount” shall have the meaning set forth in Section 6.10(h).

“Dissenting Shareholder” shall have the meaning set forth in Section 2.4.

“Dissenting Shares” shall have the meaning set forth in Section 2.4.

“Effective Time” shall have the meaning set forth in Section 1.2.

“Election Deadline” shall have the meaning set forth in Section 2.5.

“Election Form” shall have the meaning set forth in Section 2.5.

“Employee Retention Amount” shall have the meaning set forth in Section 6.10(g).

“Environment” shall have the meaning set forth in Section 3.17(f).

“Environmental Laws” shall have the meaning set forth in Section 3.17(f).

“Exchange Agent” shall have the meaning set forth in Section 2.7(a).

“Exchange Fund” shall have the meaning set forth in Section 2.7(a).

“Exchange Ratio” shall have the meaning set forth in Section 2.1(c).

“FDIA” shall have the meaning set forth in Section 3.9(a).

“FDIC” shall have the meaning set forth in Section 3.10(b).

“Final Index Price” shall have the meaning set forth in Section 8.1(g)(iv)(C).

“Finance Laws” shall have the meaning set forth in Section 3.9(d).

“Financial Advisor” shall have the meaning set forth in Section 3.31.

“FRB” shall have the meaning set forth in Section 3.2.

“Hazardous Material” shall have the meaning set forth in Section 3.17(f).

“Indemnified Parties” shall have the meaning set forth in Section 6.9(a).

“Index” shall have the meaning set forth in Section 8.1(g)(iv)(D).

“Index Ratio” shall have the meaning set forth in Section 8.1(g)(ii).

“Initial Buyer Market Value” shall have the meaning set forth in Section 8.1(g)(iv)(E).

“Initial Index Price” shall have the meaning set forth in Section 8.1(g)(iv)(F).

“Intellectual Property Assets” shall have the meaning set forth in Section 3.18(g).

“IRS” shall have the meaning set forth in Section 3.13(i).

“Proxy Statement/Prospectus” shall have the meaning set forth in Section 6.2(a).

“Liens” shall have the meaning set forth in Section 3.4(a).

“Loan Property” shall have the meaning set forth in Section 3.17(f).

“Loans” shall have the meaning set forth in Section 3.23(a).

“Marks” shall have the meaning set forth in Section 3.18(g).

“Merger” shall have the meaning set forth in the recitals to this Agreement.

“Merger Consideration” shall have the meaning set forth in Section 2.1(c).

“Multiemployer Plan” shall have the meaning set forth in Section 3.14(f).

“Multiple Employer Plan” shall have the meaning set forth in Section 3.14(f).

“New Certificates” shall have the meaning set forth in Section 2.7(a).

“Non-Election Shares” shall have the meaning set forth in Section 2.5.

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“Notice of Superior Proposal” shall have the meaning set forth in Section 6.5(e).

“Notice Period” shall have the meaning set forth in Section 6.5(e).

“NQDC Plan” shall have the meaning set forth in Section 3.14(k).

“NYSE” shall have the meaning set forth in Section 2.3.

“OCC” shall have the meaning set forth in Section 3.10(b).

“ODFI” shall have the meaning set forth in Section 3.11(c).

“Old Certificate” shall have the meaning set forth in Section 2.2.

“Oil” shall have the meaning set forth in Section 3.17(f).

“Option Consideration” shall have the meaning set forth in Section 2.9(b).

“Outside Date” shall have the meaning set forth in Section 8.1(b).

“Participation Facility” shall have the meaning set forth in Section 3.17(f).

“Patents” shall have the meaning set forth in Section 3.18(g).

“Per Company Share Cash Equivalent Consideration” shall have the meaning set forth in Section 2.9(c).

“PBCL” shall have the meaning set forth in Section 1.1.

“PDBS” shall have the meaning set forth in Section 6.8.

“Premium Limit” shall have the meaning set forth in Section 6.9(b).

“Products” shall have the meaning set forth in Section 3.18(g).

“Registration Statement” shall have the meaning set forth in Section 6.2(a).

“Sarbanes-Oxley” shall have the meaning set forth in Section 3.11(b).

“Special Record Date” shall have the meaning set forth in Section 2.5.

“SEC” shall have the meaning set forth in Section 3.11(a).

“Share Option” shall have the meaning set forth in Section 2.1(c).

“Stock Election Shares” shall have the meaning set forth in Section 2.5.

“Superior Proposal” shall have the meaning set forth in Section 6.5(b).

“Surviving Corporation” shall have the meaning set forth in Section 1.1.

“Takeover Laws” shall have the meaning set forth in Section 3.21.

“Termination Fee” shall have the meaning set forth in Section 8.2(b).

“Third Party Rights” shall have the meaning set forth in Section 3.18(c).

“Trade Secrets” shall have the meaning set forth in Section 3.18(g).

“USA PATRIOT Act” shall have the meaning set forth in Section 3.7(b).

9.4.         Waiver; Amendment. Subject to compliance with applicable law, prior to the Effective Time, any provision of this Agreement may be (a) waived by the party intended to benefit by the provision, or (b) amended or modified at any time, by an agreement in writing between the parties hereto approved by their respective Boards of Directors and executed in the same manner as this Agreement; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of the Company, no amendment of this Agreement shall be made which by law requires further approval of the shareholders of the Company without obtaining such approval.

9.5.         Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that printing expenses and SEC filing and registration fees shall be shared equally between Buyer and the Company.

9.6.         Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the other party hereto.

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If to Buyer, to:

First Commonwealth Financial Corporation

601 Philadelphia Street

Indiana, Pennsylvania 15701

Attention: T. Michael Price, President and Chief Executive Officer

Facsimile: (724) 463-5501

With a copy to (which shall not constitute notice):

Squire Patton Boggs (US) LLP

221 E. Fourth St., Suite 2900

Cincinnati, Ohio 45202

Attention: James J. Barresi, Esq.

Facsimile: (513) 361-1201

If to the Company, to:

DCB Financial Corp

110 Riverbend Avenue

Lewis Center, Ohio 43035

Attention: Ronald J. Seiffert, Chairman, President, and Chief Executive Officer

Facsimile: (740) 657-7511

With a copy to (which shall not constitute notice):

Porter, Wright, Morris & Arthur, LLP

41 S. High St., Suite 3100

Columbus, OH 43215

Attention: Jeremy D. Siegfried, Esq.

Facsimile: (614) 227 – 2100

9.7.         Understanding; No Third Party Beneficiaries. Except for the Confidentiality Agreement, which shall remain in effect, this Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and supersedes any and all other oral or written agreements heretofore made. Except for Section 6.9 (Indemnification; Directors’ and Officers’ Insurance), nothing in this Agreement, including the documents and instruments referred to herein, expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of such parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

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9.8.         Assignability; Binding Effect. Prior to the Closing, this Agreement may not be assigned by Buyer without the written consent of the Company and no such assignment shall release Buyer of its obligations hereunder. After the Closing, Buyer’s rights and obligations hereunder shall be freely assignable. This Agreement may not be assigned by the Company without the prior written consent of Buyer. This Agreement shall be binding upon and enforceable by, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

9.9.         Headings; Interpretation. The headings contained in this Agreement are for reference purposes only and are not part of this Agreement. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified. Words of number may be read as singular or plural, as required by context.

9.10.        Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

9.11.        Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Ohio, without regard to the conflict of law principles thereof (except to the extent that mandatory provisions of the PBCL are applicable). Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Common Pleas of Delaware County, Ohio, or if that court does not have jurisdiction, a federal court sitting Columbus, Ohio in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, and (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. To the extent permitted by applicable law, any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.6. Nothing in this Section 9.11, however, shall affect the right of any party to serve legal process in any other manner permitted by law. EACH OF BUYER AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

9.12.        Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Each party agrees that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled to seek (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

First Commonwealth Financial Corporation

By:	/s/ T. Michael Price
Name:	T. Michael Price
Title:	President and Chief Executive Officer

DCB Financial Corp

By:	/s/ Ronald J. Seiffert
Name:	Ronald J. Seiffert
Title:	Chairman, President, and Chief Executive Officer